Exhibit (a)(1)

ALTERA CORPORATION

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
UNDER THE ALTERA CORPORATION
1996 STOCK OPTION PLAN

Any questions or requests for assistance or additional copies of any documents referred to in the Offer to Exchange may be directed to Altera Corporation, Attention: Legal Department, 101 Innovation Drive, San Jose, California 95134, telephone (408) 544-8078, e-mail alteralegal@altera.com.

June 5, 2003

ALTERA CORPORATION

OPTION EXCHANGE PROGRAM
TENDER OFFER STATEMENT
(“OFFER TO EXCHANGE”)

Offer to exchange certain options issued under the 1996 Stock Option Plan for, in most cases, a lesser number of new options to be granted at least six months and one day from the cancellation of the surrendered options (the “Offer”)

The Offer and withdrawal rights expire at 2:00 p.m. Pacific Daylight Time on Thursday,
July 3, 2003, unless this Offer is extended by Altera Corporation (“Expiration Date”)

Offer. Altera Corporation (referred to herein as “Altera,” “we” or the “Company”) is offering eligible employees the opportunity to make a one-time election to cancel certain outstanding grants of stock options (“Current Options”) for, in most cases, a lesser number of new options (“Replacement Options”) to be granted at least six months and one day from the cancellation of the Current Options (the “Offer”). We are making this Offer upon the terms and subject to the conditions described in this Option Exchange Program Tender Offer Statement (the “Offer to Exchange”). We currently expect to grant the Replacement Options no earlier than January 5, 2004. Participation in the Offer is voluntary. To participate in the Offer, an Eligible Employee (as defined below) must cancel all unexercised shares within a single option grant and must properly tender Current Options prior to 2:00 p.m. Pacific Daylight Time on Thursday, July 3, 2003, unless we extend the period of time the Offer is open (the “Expiration Date”).

Eligible Employees. The Offer is open to all of Altera’s existing employees and the employees of Altera’s subsidiaries who, as of the start of the Offering Period, hold eligible stock options except for (1) our six most highly compensated officers and (2) employees hired after December 1, 2002 (“Eligible Employees”). Members of our Board of Directors are not eligible to participate in the Offer. As of June 5, 2003, we had employees with eligible options working for us and our subsidiaries in Belgium, Canada, China, Finland, France, Germany, Hong Kong, Italy, Japan, Korea, Malaysia, New York, the Philippines, Singapore, Sweden, Taiwan, and the United Kingdom (“Participating Subsidiaries”).

To receive Replacement Options, an employee must be continuously employed by Altera or one of its Participating Subsidiaries from the date that any Current Options are surrendered for exchange through the date the Replacement Options are granted (“Grant Date”).

Termination of Employment. Eligible Employees who terminate employment with us and/or our subsidiaries for any reason, whether voluntarily or involuntarily, after the Expiration Date and prior to the Grant Date will not receive a grant of Replacement Options or any other consideration or payment for the cancellation of their Current Options.

Exchange Ratios. On May 23, 2003, we determined the option exchange ratios based on the fair market value of our common stock, which was defined for purposes of establishing the ratios as the average closing price of our common stock over the twenty (20) trading days preceding May 23, 2003 (the “FMV”). Therefore, as defined, and for purposes of this Offer, the FMV of our common stock is $16.7997.

The exchange ratios were determined in a manner designed to be value neutral. We will not issue any Replacement Options exercisable for fractional shares. Instead, if the exchange ratio yields a fractional number of shares, we will round down to the nearest whole share on a grant-by-grant basis. Except with respect to the exchange of options granted less than six months and one day prior to the commencement of the Offering Period (as defined below) (“Six Months Prior Options”), the table below shows the number of shares of our common stock subject to the Current Option that an Eligible Employee must exchange to receive a Replacement Option to purchase one share of common stock, based on the exercise price of the Current Option:

Exercise Price of Current Options	Exchange Ratios

$48.00 or Higher	2.25
$40.00 - $47.99	1.75
$30.00 - $39.99	1.50
$25.1996 - $29.99	1.25

Six Months Prior Options will be exchanged on a one-for-one basis, regardless of the exercise price.

Offering Period. Eligible Employees will be given at least twenty (20) U.S. business days in which to accept the Offer (“Offering Period”). The Offering Period begins on June 5, 2003 and we currently expect it to end at 2:00 p.m. Pacific Daylight Time on Thursday, July 3, 2003.

Current Options Eligible for Exchange. To be eligible for the Offer, Current Options must (1) be held by an Eligible Employee and (2) except in the case of Six Months Prior Options, have an exercise price at least 1.5 times the FMV of our common stock, as defined above, which is $16.7997. Thus, except in the case of Six Months Prior Options, a Current Option is eligible for exchange only if its exercise price is at least $25.1996. Six Months Prior Options (i.e., those granted after December 3, 2002) must be exchanged, regardless of their exercise price, if an Eligible Employee wishes to exchange any other eligible options.

Cancellation Date. If an Eligible Employee properly tenders some or all of his or her eligible Current Options for exchange, the Eligible Employee’s tendered Current Options will be cancelled on the first day following the Expiration Date (the “Cancellation Date”). The Offering Period is presently scheduled to expire on July 3, 2003, and we expect the Cancellation Date to be July 4, 2003.

Grant Date. The Replacement Options will be granted on a date that is at least six months and one day after the Cancellation Date (the “Grant Date”). Assuming we do not extend the Expiration Date, we presently expect the Grant Date to be no earlier than January 5, 2004.

Exercise Price of Replacement Options. All Replacement Options will be granted with an exercise price equal to the closing price of our common stock on the Grant Date (or as modified to obtain favorable local tax treatment for Replacement Options granted to employees in France and Italy), which will be at least six months and one day from the Cancellation Date.

(ii)

Vesting of Replacement Options. Except in France and with respect to Six Months Prior Options, the Replacement Options will vest over a thirty-month period with twenty percent vesting on the six-month anniversary of the Grant Date and the remainder vesting in equal amounts on a monthly basis. This means that all Replacement Options will be unvested at the time of grant, regardless of whether the options exchanged were partially or wholly vested, except in the case of Six Months Prior Options, which will vest according to their original vesting schedule.

Term of Replacement Options. Except in France and with respect to Six Months Prior Options, which will maintain their original term, each Replacement Option will have a term of seven years, starting from the Grant Date.

Other Terms and Conditions of Replacement Options. Except as set forth herein, the Replacement Options will be governed by the terms and conditions of the 1996 Stock Option Plan (the “1996 Plan”). Certain countries other than the Unites States have tax rules that require the exercise price to be determined in a manner other than the manner prescribed by the 1996 Plan to obtain favorable local tax treatment (e.g., France and Italy). Also, in certain countries other than the United States, the Replacement Options may for legal and administrative reasons be subject to different rules than the rules applicable to related Current Options. For example, Replacement Options granted to employees in the U.K. will be subject to the Rules of the U.K. Sub-Plan of the 1996 Plan to the extent they are granted under the Sub-Plan. See “The Offer,” Sections 14-28.

No Recommendation. Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should participate in the Offer. You must make your own decision. We cannot guarantee that the Replacement Options will have a lower exercise price than the Current Options.

Recent Trading Price. Our common stock is traded on the Nasdaq National Market under the symbol “ALTR.” On June 4, 2003, the closing sale price of our common stock as reported by the Nasdaq National Market was $19.08. See “The Offer - Section 7, Price Range of Common Stock Underlying Options” below.

How to Obtain More Information. Our Legal Department, in conjunction with Human Resources, will be conducting employee meetings regarding the Offer during the month of June. These meetings are intended to answer any outstanding questions you may have about the Offer or these materials. If, after attending one of these meetings, you still have outstanding questions, you should direct them to Altera’s Legal Department, via e-mail, at alteralegal@altera.com.

This Offer is not conditioned upon a minimum aggregate number of options being tendered for exchange. This Offer is subject to certain terms and conditions set forth in this Offer to Exchange.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state or foreign securities commission nor has the Securities Exchange Commission or any state or foreign securities commission passed upon the fairness or merits of such

(iii)

transaction or upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

IMPORTANT

If you wish to tender your Current Options for exchange, you must complete an on-line Option Exchange Program Election Form, which can be accessed through the Stock Administration website at http://is-web.altera.com/stock/html/esop/exchange_program/main.htm. Alternatively, you may submit a hard copy Election Form to us. You must submit your form by 2:00 p.m. Pacific Daylight Time on Thursday, July 3, 2003, unless the Offer is extended. Late forms will not be accepted—no exceptions.

The decision to participate in the Offer is an individual one that should be based on a variety of factors, and you should consult with your own personal advisors if you have any questions about your financial or tax situation.

We have not authorized any person to make any recommendation on our behalf as to whether you should participate in the Offer. You should rely only on the information contained in this document, other information to which we have referred you, and the information provided by representatives of our Legal Department. If any other person, including other Altera employees or members of management, makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Nothing in this document shall be construed to give any person the right to remain in the employ of Altera Corporation or one of our subsidiaries or to affect the right of Altera or its subsidiaries to terminate the employment of any person at any time with or without cause to the extent permitted under applicable law, including prior to the Grant Date of the Replacement Options. Nothing in this document should be considered as a contract or guarantee of wages or compensation.

(iv)

TABLE OF CONTENTS

SUMMARY OF TERMS	1
THE OFFER	15
1. Eligible Employees	15
2. Number of Options; Expiration Date	16
3. Purpose of this Offer	17
4. Procedures for Participating in the Offer	19
5. Withdrawal Rights	20
6. Acceptance of Options for Exchange and Issuance of Replacement Options	21
7. Price Range of Common Stock Underlying the Options	22
8. Source and Amount of Consideration; Terms of Replacement Options	23
9. Information About Altera Corporation	26
10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Current Options and Our Common Stock	26
11. Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer	29
12. Legal Matters; Regulatory Approvals	30
13. Material U.S. Federal Income Tax Consequences	30
14. A Guide to Issues in Belgium	32
15. A Guide to Issues in Canada	34
16. A Guide to Issues in China	36
17. A Guide to Issues in Finland	36
18. A Guide to Issues in France	37
19. A Guide to Issues in Germany	41
20. A Guide to Issues in Hong Kong	42
21. A Guide to Issues in Italy	43
22. A Guide to Issues in Japan	45
23. A Guide to Issues in Korea	46
24. A Guide to Issues in Malaysia	47
25. A Guide to Issues in the Philippines	48
26. A Guide to Issues in Singapore	49
27. A Guide to Issues in Taiwan	52
28. A Guide to Issues in the United Kingdom	53
29. Extension of Offer; Termination; Amendment	56
30. Fees and Expenses	57
31. Additional Information	57
32. Certain Risks of Participating in the Offer	58
33. Miscellaneous	60

Schedule A — Conditions of this Offer
Schedule B — Information Concerning the Directors and Executive Officers of Altera Corporation

(v)

SUMMARY OF TERMS

     The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange. We have included section references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary. We also urge you to review the information in our annual report on Form 10-K for the year ended December 31, 2002, our quarterly reports on Form 10-Q for 2003, and the definitive proxy statement distributed in connection with our Annual Stockholders Meeting held on May 6, 2003, as these documents contain important financial information and other relevant information about us. All of these documents may be obtained without charge from us or from the Securities and Exchange Commission. See “The Offer: Section 31, Additional Information” below.

Index to Summary of Terms
Questions About the Program

1.	What Is the Option Exchange Program?	4
2.	Why Are We Implementing the Program?	4
3.	Do I Have to Participate in the Program?	4
4.	Who Is Eligible to Participate?	4
5.	Are Employees Located Outside the United States Eligible to Participate?	5
6.	What Securities Are We Offering to Exchange?	5
7.	Will All of My Outstanding Options Under the 1996 Plan Be Eligible for Exchange?	5
8.	If I Elect to Participate, Must I Exchange All of My Eligible Outstanding Options?	5
9.	May I Tender Options That I Have Already Exercised?	6
10.	What About July 2003 Focal Grants or Other New Grants?	6
11.	How Will the Number of Any Focal Shares that I May Be Granted in January 2004 Be Determined? Specifically, Will It Be the Same Number That I Would Have Received in July 2003 Had I Not Participated in the Offer?	6
12.	How Can I Find Out the Details of My Options That Are Eligible for this Offer?	7
13.	What If I Quit or Am Terminated Prior to the End of the Offering Period?	7
14.	What If I Tender My Current Options, but Am Not an Employee of Altera or One of Its Participating Subsidiaries When the Replacement Options Are Granted?	7

15.	What If I Tender My Current Options, but Die After the Expiration Date and Prior to the Grant Date?	7
16.	What If I’m on a Leave of Absence During the Offering Period or Any Time Prior to the Time That the Replacement Options Are Granted?	7
17.	What If I Change My Country of Residence During the Offering Period or Prior to the Time That the Replacement Options Are Granted?	8
18.	How Will You Determine the Number of Replacement Options That I Receive in Exchange for My Current Options?	8
19.	How Were the Exchange Ratios Determined?	9
20.	What Happens If I Choose Not to Participate in the Offer?	9
21.	When Will I Receive My Replacement Options?	9
22.	Why Won’t I Receive My Replacement Options Immediately After the Current Options Are Cancelled?	10
23.	What Will the Exercise Price of the Replacement Options Be?	10
24.	When Will the Replacement Options Vest?	10
25.	When Will the Replacement Options Expire?	10
26.	What Is a “Six Months Prior Option”?	11
27.	How Will My Participation in the Program Be Affected if I Have a Six Months Prior Option?	11
28.	What If the Stock Price Increases Greatly After I’ve Elected to Participate in the Offer? Can I Change My Mind and Keep My Current Options?	11
29.	Why Can’t You Just Reprice My Current Options?	12
30.	Why Can’t Altera Just Grant Me More Options Without My Current Options Being Cancelled?	12
31.	Will I Have to Pay Taxes If I Exchange My Current Options?	12
32.	What Happens If Altera Merges Into or Is Acquired By Another Company?	12
33.	When Does the Offer Expire? Can the Offer Be Extended and, If So, How Will I Be Notified If It Is Extended?	13
34.	What Do I Need to Do If I Want to Participate In the Offer?	14

35.	Can I Change My Election (i.e., Withdraw Options That I’ve Previously Elected to Exchange)?	14
36.	Who Should I Contact If I Have Additional Questions?	15

Questions About the Program

1. What Is the Option Exchange Program?

     The Option Exchange Program (referred to herein as the “Offer”) is a voluntary program that offers eligible employees the opportunity to make a one-time election to cancel certain outstanding grants of stock options (“Current Options”) and exchange them for, in most cases, a lesser number of new options (“Replacement Options”) at a new exercise price. The Replacement Options will generally have a new vesting schedule, thus requiring employees to continue their employment with us (or one of our subsidiaries) to realize any benefit from the Replacement Options. The offer to participate in the program (“Offering Period”) will open on June 5, 2003, and will close at 2:00 p.m. Pacific Daylight Time on July 3, 2003 (“Expiration Date”), unless the Offering Period is extended. If you decide to participate in the Offer, any Current Options properly tendered for exchange will be cancelled on the first day following the Expiration Date (the “Cancellation Date”). The Replacement Options will be granted on a date that is at least six months and one day after the Cancellation Date (the “Grant Date”). We intend to grant the Replacement Options as close to six months and one day following the Cancellation Date as practical. Thus, assuming we do not extend the Expiration Date, we currently expect the Grant Date to be no earlier than January 5, 2004.

2. Why Are We Implementing the Program?

     Our Board of Directors approved this program to increase the motivational and retention value of our stock option program and to decrease the potentially dilutive effect of the large number of options held by employees that have exercise prices substantially above the current market price of our common stock.

3. Do I Have to Participate in the Program?

     No, the program is strictly voluntary. Eligible employees have a window of at least twenty (20) U.S. business days in which to decide whether to participate in the Offer (“Offering Period”). The Offering Period begins on June 5, 2003, and we currently anticipate that it will close at 2:00 p.m. Pacific Daylight Time on Thursday, July 3, 2003.

4. Who Is Eligible to Participate?

     We are offering the Option Exchange Program to all of our existing employees and the employees of our subsidiaries worldwide who, as of the start of the Offering Period, hold eligible stock options, except for (1) Altera’s six most highly compensated officers, and (2) employees hired after December 1, 2002 (“Eligible Employees”). Members of our Board of Directors are not eligible to participate in the Offer. As of June 5, 2003, we had employees with eligible options working for us and our subsidiaries in Belgium, Canada, China, Finland, France, Germany, Hong Kong, Italy, Japan, Korea, Malaysia, New York, the Philippines, Singapore, Sweden, Taiwan, and the United Kingdom (“Participating Subsidiaries”).

     Additionally, an employee who tenders his or her Current Options for exchange will only receive Replacement Options in exchange if he or she is continuously employed by us (or one of our Participating Subsidiaries) from the date the Current Options are surrendered for exchange through the date that the Replacement Options are granted.

5. Are Employees Located Outside the United States Eligible to Participate?

     All Eligible Employees, including Eligible Employees located outside the United States, may participate in the Offer, although special terms and conditions may apply to Eligible Employees located outside the United States. In some countries, the application of local rules may have important consequences to Eligible Employees. We have included in these materials short summaries of some of these consequences with respect to countries where non-U.S. employees are located. If you are an Eligible Employee located outside the United States, you should review these summaries and consult your own personal tax, legal and investment advisors. See Sections 14-28 of “The Offer” herein.

6. What Securities Are We Offering to Exchange?

     We are offering to exchange any outstanding, unexercised options to purchase shares of our common stock granted under the 1996 Stock Option Plan (the “1996 Plan”), held by Eligible Employees, that have exercise prices of at least $25.1996. Eligible Employees who elect to participate in the Option Exchange Program will automatically be deemed to also have tendered for exchange any stock options granted to them after December 3, 2002 (i.e., during the six month period preceding the Offer), regardless of exercise price.

7. Will All of My Outstanding Options Under the 1996 Plan Be Eligible for Exchange?

     Not necessarily. To be eligible for exchange, your options must generally have an exercise price of at least $25.1996, which represents 1.5 times the average closing price of our common stock over the twenty trading days preceding May 23, 2003. The only exception to this rule is for options that were granted less than six months and one day prior to the commencement of the Offering Period (i.e., after December 3, 2002). Those options, which we refer to herein as “Six Months Prior Options,” must be exchanged, regardless of the exercise price, if you elect to exchange other eligible options. Please see Questions 26 and 27 for more details about Six Months Prior Options.

8. If I Elect to Participate, Must I Exchange All of My Eligible Outstanding Options?

     No. Eligible Employees may elect to exchange as many, or as few, option grants as they like, except that you cannot partially cancel an outstanding option grant. In other words, if you choose to exchange a particular option grant, all unexercised options within that grant (i.e., all options granted to you on the same grant date and at the same exercise price) will be exchanged and cancelled.

     Please note that there is an important exception to this rule. Any Eligible Employee who has a Six Months Prior Option (i.e., anyone who received a grant after December 3, 2002) must exchange that grant, regardless of the exercise price, if she or he wishes to participate in the program. This is because Altera would incur adverse accounting consequences by allowing participating employees to keep those grants, which could, in turn, negatively affect our stock performance. Please see Questions 26 and 27 for more details about Six Months Prior Options.

9. May I Tender Options That I Have Already Exercised?

     No. The Offer only pertains to unexercised, outstanding options and does not in any way apply to shares purchased, whether upon the exercise of options or otherwise (e.g., through our Employee Stock Purchase Program). If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised a Current Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer.

10. What About July 2003 Focal Grants or Other New Grants?

     If you elect to participate in the Offer, you will not be considered for a focal grant until at least January 5, 2004, the first date after the Offering Period ends that we can grant new options without incurring adverse accounting charges. If the Offering Period is extended, you will not be considered for a focal grant until the first date that is at least six months and one day after the Cancellation Date. The same criteria will be used in January 2004 to assess focal grants as would have been used in July 2003. If you are awarded a focal grant in January 2004, it will be priced on the date of grant (i.e., it will not receive July 2003 pricing) but will vest as though you had received it in July 2003. In other words, if 25% of the shares subject to the option would have vested as of July 1, 2004, then 25% of the shares subject to the option granted in January 2004 will vest, subject to continued employment, on July 1, 2004 (unless you are an employee in France, in which case please see Section 18 of “The Offer”).

     The deferral of our decision whether to make “July 2003” focal grants will not affect the July 2004 focal program. Focal grants are a discretionary program offered by the Company. If you are not employed by us or one of our subsidiaries when the focal grant is made, regardless of whether it is made in July 2003 or January 2004, you will not be eligible to receive a grant or any compensation in lieu of the grant.

     If you do not elect to participate in the Offer, you will be considered for a focal grant in July 2003 as usual.

     Please note that the “six months and a day” rule that prevents us from making focal grants to employees who elect to participate in the Offer until at least January 5, 2004 also prevents us from making any other new stock option grants to those employees. Thus, if you were to be eligible for a promotional (or other) stock option grant between now and January 5, 2004, and you elect to participate in the Offer, we could not make that grant until at least January 5, 2004.

11.	How Will the Number of Any Focal Shares That I May Be Granted in January 2004 Be Determined? Specifically, Will It Be the Same Number That I Would Have Received in July 2003 Had I Not Participated in the Offer?

     The same criteria will be used in January 2004 to assess focal grants as would have been used in July 2003. Your participation in the Offer will not affect the number of shares underlying your focal grant.

12. How Can I Find Out the Details of My Options That Are Eligible for this Offer?

     You can view your option grant history, as well as detail regarding which grants are eligible for exchange, on the Stock Administration website, located at http://is-web.altera.com/corp/fin/rpts/Stock_Admin/index.html. If you have never logged on before, you will need to create a password prior to accessing your account.

13. What If I Quit or Am Terminated Prior to the End of the Offering Period?

     If you were hired by Altera or a Participating Subsidiary prior to December 1, 2002, but are no longer employed by Altera or a Participating Subsidiary on the Expiration Date, you will not be an Eligible Employee and, as a result, you will not be eligible to participate in the Offer. If you tender your Current Options prior to the effective date of your termination (but prior to the end of the Offering Period), your tender will be automatically withdrawn. In that case, you may exercise your Current Options in accordance with their terms to the extent they are vested.

14.	What If I Tender My Current Options, but Am Not an Employee of Altera or One of Its Participating Subsidiaries When the Replacement Options Are Granted?

     If you do not remain a continuous employee of Altera or one of its Participating Subsidiaries from the date you tender your Current Options through the date your Replacement Options are granted, you will not receive any Replacement Options or any other payment or consideration in exchange for your tendered Current Options that have been accepted for exchange and cancelled. This rule applies regardless of the reason for your termination of employment—i.e., whether it is a result of voluntary resignation, involuntary termination, death or disability.

15. What If I Tender My Current Options, but Die After the Expiration Date and Prior to the Grant Date?

     Once your Current Options are cancelled, should you die prior to the Grant Date of the Replacement Options, neither you nor your estate or heirs will receive any Replacement Options or any other payment or consideration in exchange for your tendered Current Options.

16.	What If I’m on a Leave of Absence During the Offering Period or Any Time Prior to the Time That the Replacement Options Are Granted?

     Employees who are on authorized leaves of absence will have the same opportunity to participate in the Offer as other employees. (An authorized leave of absence is a leave of absence that has been approved in accordance with policy or practice by Altera or the Participating Subsidiary that employs you, at the end of which it is expected that you will return to active employment with Altera or one of its Participating Subsidiaries. By way of example, authorized leaves include approved family leave, jury duty leave, and military leave.) However, if you are on a leave at any point in the process, you will need to keep Human Resources informed as to how best to contact you (e.g., e-mail, U.S. mail, etc.) so that notices regarding the Offer will reach you in a timely fashion. Please note that if you elect to participate in the Offer and your employment terminates at any time after the end of the Offering Period, you will forfeit any options that you sought to exchange and you will not receive Replacement Options.

Generally speaking, you will have the standard thirty (30) days following termination to exercise any vested options that you did not elect to exchange.

17.	What If I Change My Country of Residence During the Offering Period or Prior to the Time That the Replacement Options Are Granted?

     If, during the Offering Period, you change your place of residence to a country where the company does not operate a Participating Subsidiary, your tender will automatically be withdrawn if the company determines that the application of local rules would prohibit or make impractical the grant of Replacement Options.

     If, after the expiration of the Offering Period but prior to the grant of the Replacement Options, you change your place of residence to a country where the company does not operate a Participating Subsidiary, you may not have a right to any Replacement Options that would have been granted to you on the Grant Date and you may not have a right to any stock options that were previously cancelled. In some countries where the company does not operate a Participating Subsidiary, the application of local rules may prohibit or make impractical the grant of Replacement Options.

18.	How Will You Determine the Number of Replacement Options That I Receive in Exchange for My Current Options?

     The number of Current Options that an employee must surrender to obtain a Replacement Option is called the exchange ratio. For example, an exchange ratio of 1.50 means that if an employee surrenders a Current Option to purchase 750 shares of our common stock, he or she will receive a Replacement Option to purchase 500 shares of our common stock. Various exchange ratios have been set corresponding to the exercise prices of the eligible stock options. Except with respect to the Six Months Prior Options, the table below shows the number of shares of our common stock subject to the Current Option that you must exchange to receive a Replacement Option to purchase one share of common stock, based on the exercise price of the Current Option:

Exercise Price of Current Options	Exchange Ratios

$48.00 or Higher	2.25
$40.00 - $47.99	1.75
$30.00 - $39.99	1.50
$25.1996 - $29.99	1.25

     Please note that Six Months Prior Options will be exchanged on a one-for-one basis, regardless of the exercise price. See Questions 26 and 27 for more details regarding Six Months Prior Options.

     We will not issue any Replacement Options exercisable for fractional shares. Instead, if the exchange ratio yields a fractional number of shares, we will round down to the nearest whole share on a grant-by-grant basis.

EXAMPLE

     To illustrate how the exchange ratios work, let’s assume that you have five Current Options for 100 shares each. The exercise prices of these five Current Options are $53.00, $48.00, $45.00, $35.00 and $27.00. Under these facts, the table below shows the number of shares subject to each Replacement Option that you would receive were you to participate in the Offer.

			Shares of Common
Exercise Price of	Shares of Common Stock	Exchange	Stock Subject to
Current Option	Subject to Current Option	Ratios	Replacement Option*

$53.00	100	2.25	44
$48.00	100	2.25	44
$45.00	100	1.75	57
$35.00	100	1.50	66
$27.00	100	1.25	80

*	Where the exchange ratio yields a fractional number of shares, the number of shares is rounded down to the nearest whole number.

19. How Were the Exchange Ratios Determined?

     The exchange ratios were determined in a manner designed to be value neutral. On May 23, 2003, we determined the option exchange ratios based on the fair market value of our common stock, which was defined for purposes of establishing the ratios as the average closing price of our common stock over the twenty (20) trading days preceding May 23, 2003 (the “FMV”). Using that formula, the FMV of our common stock for purposes of this Offer is $16.7997.

20. What Happens If I Choose Not to Participate in the Offer?

     If you choose not to tender any of your Current Options for exchange, your Current Options will remain outstanding and retain their current grant prices and other current terms. In addition, you will be considered for a focal grant in July 2003, as regularly scheduled, rather than the decision being deferred until January 2004.

21. When Will I Receive My Replacement Options?

     We will grant the Replacement Options at least six months and one day after the date we cancel the Current Options accepted for exchange. Under no circumstances will we grant the Replacement Options earlier. If we cancel the tendered Current Options on July 4, 2003, which is the date we currently anticipate, the Replacement Options will be granted on or after January 5, 2004. We intend to grant the Replacement Options as soon as practical after the six months and one day period has passed. You must continue to be an employee of Altera or one of its Participating Subsidiaries on the Grant Date to be eligible to receive the Replacement Options.

22. Why Won’t I Receive My Replacement Options Immediately After the Current Options Are Cancelled?

     Assuming that the Offering Period ends on July 3, 2003, and the Current Options that are accepted for exchange are cancelled on July 4, 2003, the Replacement Options cannot be granted prior to January 5, 2004 due to accounting rules which require that, to avoid negative accounting treatment, no new options can be granted until six months and one day after the surrendered options have been cancelled. Please note that this also includes focal grants. Therefore, no decision regarding “July 2003” focal grants will be made for employees who elect to participate in the Offer until at least January 5, 2004. Please see question 10 for more information on focal grants.

23. What Will the Exercise Price of the Replacement Options Be?

     Subject to differences in France and Italy (see “The Offer,” Sections 18 and 21), the Replacement Options will have an exercise price equal to the closing price of our common stock on the Grant Date. Because the Replacement Options will be granted at least six months and one day following the date the Current Options are cancelled, we cannot predict the exercise price of the Replacement Options. Accordingly, the Replacement Options may have a higher exercise price than some or all of your Current Options that are cancelled.

24. When Will the Replacement Options Vest?

     Except for employees in France and with respect to Six Months Prior Options, the Replacement Options will vest over a thirty-month period, subject to continued employment, with twenty percent vesting on the six-month anniversary of the Grant Date and the remainder vesting in equal amounts on a monthly basis. This means that Replacement Options will be unvested at the time of grant, regardless of whether the options exchanged were partially or wholly vested.

     Options intended to replace Six Months Prior Options (i.e., those granted after December 3, 2002) will vest according to their original vesting schedule, except for employees in France. For example, if the old grant would have been 25% vested as of January 10, 2004, then the Replacement Grant will be 25% vested on January 10, 2004 as well. Please see Questions 26 and 27 for more details about Six Months Prior Options.

     Replacement Options granted to employees in France will vest forty percent (40%) on the first anniversary of the Grant Date and then in an equal amount on a monthly basis for the next eighteen (18) months. The different vesting schedule is necessary in order to meet the requirements of granting “Qualified Options” in France—i.e., options that receive preferential tax treatment. Please see Section 18 of “The Offer” for more information about Replacement Options granted to employees in France.

25. When Will the Replacement Options Expire?

     The expiration date, or term, of an option is the length of time during which it may be exercised. Except in France and with respect to Six Months Prior Options, each new option will have a term of seven years, regardless of the term remaining on the options that were exchanged.

Options intended to replace Six Months Prior Options will maintain their original term, except for employees in France. For example, if you have a Six Months Prior Option with a ten-year term that you elect to exchange and, at the time the Replacement Option is granted, one year has passed since you received the original grant, the Replacement Option will have a term of nine years. Please see Questions 26 and 27 for more details about Six Months Prior Options. Please see “The Offer,” Section 18, for information on France.

26. What Is a “Six Months Prior Option”?

     A Six Months Prior Option is any Current Option that was granted during the six month and one day period prior to the beginning of the Offering Period. Because the Offering Period begins on June 5, 2003, a Six Months Prior Option is any option granted after December 3, 2002.

27. How Will My Participation in the Program Be Affected if I Have a Six Months Prior Option?

     If you received a Six Months Prior Option, you must exchange that option if you wish to participate in the Option Exchange Program. This is because Altera would incur adverse accounting charges by allowing participating employees to keep any grants awarded less than six months and one day prior to the beginning of the Offering Period. The following conditions will apply to Six Months Prior Options, except to the extent necessary to comply with foreign laws or to be eligible for favorable foreign tax treatment: (1) the options will be replaced on a value neutral basis; (2) the options will vest in accordance with the vesting schedule of the options they are replacing; and (3) the options will have the same term as the options they are replacing. For example, if an employee received a Six Months Prior Option with a ten-year term and where twenty-five percent of the shares subject to that option are scheduled to vest on January 15, 2004, the term of the Replacement Option will be what remains of the original ten-year term and twenty-five percent of the shares subject to the Replacement Option will vest, subject to continued employment, on January 15, 2004. If you are an employee in France, please see “The Offer,” Section 18, as the terms applicable to you vary from those described above.

     Please note that Six Months Prior Options will be exchanged on a one-for-one basis, regardless of the exercise price (i.e., the table of exchange ratios set forth in Question 18 does not apply to Six Months Prior Options). For example, if you received an option grant on January 2, 2003 for 1,000 shares, you would receive a Replacement Option for 1,000 shares in exchange for that option grant.

28. What If the Stock Price Increases Greatly After I’ve Elected to Participate in the Offer? Can I Change My Mind and Keep My
       Current Options?

     Although you may withdraw your election form prior to the close of the Offering Period (see Question 35), once the Offering Period closes (which we currently anticipate will occur on July 3, 2003) your election to participate is irrevocable, no matter what happens to the stock price. In other words, even if the stock price increases greatly between the time that the Offering Period ends and the Replacement Options are granted, you cannot cancel your election to exchange. It is important to realize that you will bear some market risk by choosing to participate in the program.

29. Why Can’t You Just Reprice My Current Options?

     Under current accounting rules, repricing options would require us to recognize expense in our financial statements when the price of Altera’s stock increases, thereby reducing reported earnings. This could have a negative impact on our stock price.

30. Why Can’t Altera Just Grant Me More Options Without My Current Options Being Cancelled?

     We strive to balance the need for a competitive compensation package for our employees with the interest of our stockholders. Because of the number of options that we have currently outstanding, a large grant of new options would be dilutive to our stockholders and could have a dilutive effect on our earnings per share. In addition, we only have a certain number of shares reserved for issuance under the 1996 Plan. Every time we need more shares, Altera’s stockholders must approve the increase.

31. Will I Have to Pay Taxes If I Exchange My Current Options?

     If you exchange your Current Options for Replacement Options, you will not be required under current U.S. law to recognize income for U.S. Federal income tax purposes at the time of the tender or upon our acceptance and cancellation of the Current Options. We believe that the exchange will be treated as a non-taxable exchange in the U.S. Further, at the date of grant of the Replacement Options, we believe that you will not be required under current U.S. law to recognize income for U.S. Federal income tax purposes. Please note that this may or may not be the result for employees subject to tax in jurisdictions outside of the U.S. Included as part of this Offer to Exchange are short summaries of the general tax consequences of the Option Exchange Program in countries other than the United States. See “The Offer,” Sections 14 to 28. If you are subject to tax outside of the United States, you should review these summaries carefully.

     All Eligible Employees, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors regarding their personal situations before deciding whether to participate in the Option Exchange Program.

32. What Happens If Altera Merges into or Is Acquired By Another Company?

     We are not currently contemplating a merger or similar transaction that could result in a change of control of our company. However, if we merge into or are acquired by another company prior to the end of the Offering Period, you may reverse your decision and withdraw your tendered Current Options, which will remain outstanding and retain their current grant prices and other current terms.

     If we are merged into another entity after your tendered Current Options are accepted for exchange and cancelled, but before the Replacement Options are granted, it would be the company’s intent to negotiate the terms of that transaction such that participants in the Offer could receive options to purchase securities of the acquirer or receive other consideration in exchange for their canceled Current Options. However, the Board of Directors must pursue the best interests of the company and its stockholders, and the company can make no assurances that in the context of a proposed change of control the company will be able to preserve the participants’ rights to receive Replacement Options on the terms described in this Offer or at all. We reserve the right to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive Replacement Options under this Offer if the merger is effective prior to the grant of the Replacement Options. If we were to terminate your right to receive Replacement Options under this Offer in connection with such a transaction, Eligible Employees who have tendered options for cancellation pursuant to this Offer might not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

     If a merger or similar agreement is effective after the grant of the Replacement Options, the Replacement Options will be subject to the change of control provisions under the 1996 Plan. The 1996 Plan provides that, in the event of a merger of our company with or into another corporation, or the sale of substantially all of the assets of our company, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, all of the shares subject to each outstanding option shall become vested and exercisable.

     Additionally, a merger or a similar transaction could have substantial effects on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any further price appreciation in the common stock associated with the Replacement Options. For example, if our stock was acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the Replacement Options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the Replacement Options may be more than you might otherwise anticipate. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different company.

33. When Does the Offer Expire? Can the Offer Be Extended and, If So, How Will I Be Notified If It Is Extended?

     We currently expect the Offering Period to expire on Thursday, July 3, 2003, at 2:00 p.m., Pacific Daylight Time, unless we extend the Offering Period. Although we do not currently intend to do so, we may, in our discretion, extend the Offering Period at any time. If the Offering Period is extended, we will make an announcement of the extension no later than 9:00 a.m., Eastern Daylight Time, on the business day immediately following the previously scheduled Expiration Date. If the Offering Period is extended, then the Cancellation Date for tendered Current Options accepted for exchange and the Grant Date of the Replacement Options may be extended if necessary to avoid the possibility that we would have to recognize any charges in our financial statements that would reduce our reported earnings. Under the accounting rules applicable to us, the Replacement Options must be granted at least six months and one day following the date tendered Current Options are cancelled.

34. What Do I Need to Do If I Want to Participate In the Offer?

     To participate in the Offer, you must access the election form on the Stock Administration website, located at http://is-web.altera.com/stock/html/esop/exchange_program/main.htm, affirmatively accept the terms and conditions of the Offer, and indicate which eligible option grants you wish to exchange. The website contains easily understandable directions for you to follow. You must complete the electronic forms by 2:00 p.m. Pacific Daylight Time on Thursday, July 3, 2003. Absolutely no late forms will be accepted—no exceptions.

     Although we strongly encourage Eligible Employees to use the on-line election forms, hard copy forms are available upon request to the Legal Department. Please e-mail the Legal Department at alteralegal@altera.com, or call Jeannie Futrell in the Legal Department at (408) 544-8078. If you elect to submit hard copy forms, you must ensure that we receive your completed forms by 2:00 p.m. Pacific Daylight Time on July 3, 2003 at the following address: Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attention: Legal Department. It is your responsibility to confirm that we have received your election form before the deadline. Absolutely no late forms will be accepted—no exceptions.

     We will strictly enforce the Offering Period. We reserve the right to reject any or all options tendered for exchange that we determine are not in appropriate form or that we determine, in our sole discretion, are unlawful to accept. Subject to our rights to extend, terminate, or amend this Offer, we currently expect that we will accept and subsequently cancel all options properly tendered for exchange.

35. Can I Change My Election (i.e., Withdraw Options That I’ve Previously Elected to Exchange)?

     You can withdraw any options that you previously tendered for exchange at any time before 2:00 p.m. Pacific Daylight Time on Thursday, July 3, 2003. If we extend the Offering Period beyond that time, you can withdraw your options elected for exchange at any time until the extended Expiration Date.

     To withdraw options elected for exchange, you must submit an on-line withdrawal form, which you can access on the Stock Administration website at http://is-web.altera.com/stock/html/esop/exchange_program/main.htm. (If you wish to submit a hard copy withdrawal form, you must request one from the Legal Department via e-mail at alteralegal@altera.com or by calling Jeannie Futrell at (408) 544-8078.) It is your responsibility to confirm that we have received your withdrawal notice before the deadline. Absolutely no late forms will be accepted.

     Once you have withdrawn options, you can re-elect to exchange options only by again following the delivery procedure described in Question 34.

36. Who Should I Contact If I Have Additional Questions?

     We will be conducting meetings with Eligible Employees to answer your questions about the Option Exchange Program and address your concerns. The meetings will take place as follows:

Time
Date	(all times are Pacific Daylight (San Jose) Time)	Country

June 10, 2003	8:00 am — 9:00 am	U.K.

June 10, 2003	10:00 am — 11:00 am	U.S. and Canada

June 12, 2003	8:00 am — 9:00 am	France

June 12, 2003	12:00 pm — 1:00 pm	U.S.

June 16, 2003	10:00 am — 11:00 am	U.S. and Canada

June 16, 2003	5:00 pm — 6:00 pm	Japan

June 18, 2003	3:00 pm — 4:00 pm	U.S.

June 18, 2003	5:30 pm — 6:30 pm	Hong Kong, China, Taiwan, Korea, Singapore, Beijing, Shanghai, Malaysia, Philippines and Korea

June 19, 2003	8:30 am — 9:30 am	U.K.

June 26, 2003	8:00 am — 9:00 am	Sweden, Finland, Germany, Italy and Belgium

     If, after attending one of these meetings you still have questions, please direct them to the Legal Department at alteralegal@altera.com or by calling Jeannie Futrell in the Legal Department at (408) 544-8078. Please note, however, that no one at Altera, including the Legal Department, can provide you with any advice regarding whether you should participate in the Option Exchange Program.

THE OFFER

1. Eligible Employees.

     Employees are “Eligible Employees” only if they: (i) are employed by Altera or a Participating Subsidiary on the date the Offering Period begins and ends; and (ii) hold at least one eligible option on the date the Offering Period begins. You must remain an employee of Altera or a Participating Subsidiary through the Grant Date of the Replacement Options in order to receive Replacement Options. Even if the preceding criteria are met, the following people are not “Eligible Employees”: (1) Altera’s six most highly compensated officers; and (2) employees hired after December 1, 2002. In addition, members of Altera’s Board of Directors are not eligible to participate in the program.

     Certain individuals employed in the People’s Republic of China who are providing services to a Participating Subsidiary and who would, but for the laws of such country, otherwise be classified by the Participating Subsidiary as employees are considered employees of the Participating Subsidiary solely for purposes of this Offer.

2. Number of Options; Expiration Date.

     Only options granted under the 1996 Plan are eligible to be exchanged in the Option Exchange Program. Subject to the terms and conditions of this Offer to Exchange, we will exchange certain outstanding options held by Eligible Employees under the 1996 Plan for new options to purchase common stock under the 1996 Plan.

     If you are eligible and choose to participate, you may only elect to exchange options (the terms “option” or “options” refer to an entire option grant) that have an exercise price of greater than $25.1996 per share. That is, you must exchange all or none of the options granted to you on a single grant date at the same exercise price. If you so elect to participate, you will automatically be deemed to have also elected to tender for exchange all options granted to you after December 3, 2002, which we refer to herein as “Six Months Prior Options,” regardless of exercise price.

     The Replacement Options will be granted on a date that is at least six months and one day after the Cancellation Date. Assuming we do not extend the Expiration Date, we presently expect the Grant Date of the Replacement Options to be no earlier than January 5, 2004.

     The Offer is subject to the terms and conditions described in this Offer to Exchange. We will only accept tendered options that are properly exchanged and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Offering Period expires on the Expiration Date.

     Your participation in the Option Exchange Program is voluntary. If you properly tender your eligible options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive that number of Replacement Options determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the 1996 Plan.

     Other than for Six Months Prior Options, the table below shows the number of shares of our common stock subject to the Current Option that you must exchange to receive a Replacement Option to purchase one share of common stock, based on the exercise price of the Current Option:

Exercise Price of Current Options	Exchange Ratios

$48.00 or Higher	2.25
$40.00 - $47.99	1.75
$30.00 - $39.99	1.50
$25.1996 - $29.99	1.25

     Six Months Prior Options will be exchanged on a one-for-one basis, regardless of the exercise price.

     We will not issue any Replacement Options exercisable for fractional shares. Instead, if the exchange ratio yields a fractional number of shares, we will round down to the nearest whole share on a grant-by-grant basis.

     The Replacement Options will be issued under the 1996 Plan. The terms and conditions of a Replacement Option will be substantially identical to the tendered option it replaces, except that the Replacement Option will generally have a new exercise price, grant date, vesting schedule and term, and in most cases will cover a fewer number of shares of our common stock. Replacement Options granted to employees in the U.K. will be subject to the Rules of the U.K. Sub-Plan of the 1996 Plan to the extent they are granted under the Sub-Plan. In addition, for employees in countries other than the U.S., the Replacement Options may be subject to different terms and conditions than the tendered options they replace. See “The Offer,” Sections 14-28.

     The term “Expiration Date” means 2:00 p.m. Pacific Daylight Time on Thursday, July 3, 2003, unless and until we, in our sole discretion, extend the Offering Period, in which event the term “Expiration Date” refers to the latest time and date at which this Offer, as so extended, expires. See Section 29 of “The Offer” for a description of our rights to extend, delay, terminate and amend this Offer.

     If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing:

     (a)  we increase or decrease the amount of consideration offered for the options;

     (b)  we decrease the number of options eligible to be tendered for exchange in this Offer; or

     (c)  we increase the number of options eligible to be tendered for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase.

     For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

     As of June 5, 2003, options to purchase an aggregate of 10,641,131 shares of our common stock were eligible for exchange under this Offer.

3. Purpose of this Offer.

     We issued the options outstanding under the 1996 Plan to motivate and reward our employees and to encourage them to continue their employment with us. As a result of the extreme volatility in our industry and a steep decline in our stock price in 2001 and 2002, we have many stock options outstanding with exercise prices significantly higher than the current stock price. We believe these options are unlikely to be exercised in the foreseeable future and therefore are no longer effectively providing the employee motivation and retention that they were intended to provide. By making this Offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide our Eligible Employees with the benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for our Eligible Employees and thereby maximize stockholder value.

     Although we hope that the Replacement Options will have a lower exercise price than the Current Options, we cannot guarantee that this will be the case. Because there will be at least six months and one day between the date Current Options are cancelled and Replacement Options are granted, you are subject to the risk that the market price of our stock will increase such that your Replacement Options could have a higher exercise price than your Current Options.

     We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors and that could significantly affect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the Replacement Options, our stock price could increase (or decrease) and the exercise price of the Replacement Options could be higher (or lower) than the exercise price of the eligible options you elect to have cancelled as part of this Offer. The exercise price of any Replacement Options granted to you in return for options you elect to exchange will be the fair market value of our common stock on the Grant Date, as determined under the 1996 Plan, except for employees in France and Italy. You will be at risk of any increase in our stock price during the period prior to the Grant Date for these and other reasons.

     We are not currently contemplating a merger or similar transaction that could result in a change of control of our company. If we are merged into another entity after your tendered Current Options are accepted for exchange and cancelled, but before the Replacement Options are granted, it would be our intent to negotiate the terms of that transaction such that participants in the Offer could receive options to purchase securities of the acquirer or receive other consideration in exchange for their canceled Eligible Options. However, the Board of Directors must pursue the best interests of the company and its stockholders, and the company can make no assurances that in the context of a proposed change of control the company will be able to preserve the participants’ rights to receive Replacement Options on the terms described in this Offer or at all. We reserve the right to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive Replacement Options under this Offer if the merger is effective prior to the grant of the Replacement Options. If we were to terminate your right to receive Replacement Options under this Offer in connection with such a transaction, Eligible Employees who have tendered options for cancellation pursuant to this Offer might not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

     Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, as of the date hereof, we have no plans, proposals or negotiations that relate to or would result in:

     (a)  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

     (b)  any purchase, sale or transfer of a material amount of our assets;

     (c)  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d)  any change in our present Board of Directors or management (other than the Board of Directors’ ongoing process of actively seeking to identify qualified independent director candidates for appointment to the Board), including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;

     (e)  any other material change in our corporate structure or business;

     (f)  our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

     (g)  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (h)  the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (i)  the acquisition by any person of any of our securities or the disposition of any of our securities, other than shares of our common stock that we may repurchase pursuant to our Stock Repurchase Program; or

     (j)  any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

     Neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

4. Procedures for Participating in the Offer.

     Proper Tender of Options. To validly elect to tender your options for exchange pursuant to this Offer, you must access the election form on the Stock Administration website, located at http://is-web.altera.com/stock/html/esop/exchange_program/main.htm, affirmatively accept the terms and conditions of the exchange, and indicate which eligible option grants you wish to exchange. You must complete the electronic forms by 2:00 p.m. Pacific Daylight Time on July 3, 2003. Absolutely no late forms will be accepted—no exceptions.

     Although we strongly encourage Eligible Employees to use the on-line election forms, hard copy forms are available upon request to the Legal Department. Please e-mail the Legal Department at alteralegal@altera.com, or call Jeannie Futrell in the Legal Department at (408)

544-8078. If you elect to submit hard copy forms, you must ensure that we receive your completed forms by 2:00 p.m. Pacific Daylight Time on July 3, 2003 at the following address: Altera Corporation, 101 Innovation Drive, San Jose, California 95134, Attention: Legal Department. It is your responsibility to confirm that we have received your election form before the deadline.

     If you do not turn in your election form to us by 2:00 p.m. Pacific Daylight Time on July 3, 2003, then you will not participate in the option exchange, and all Current Options held by you will remain intact at their original price and with their original terms.

     The method of delivery of all documents, including your election forms and any other required documents, is at your election and risk. If delivery is by standard mail, we recommend that you use certified mail with return receipt requested. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us.

     All employees can view their stock options at http://is-web.altera.com/stock/html/esop/exchange_program/main.htm, the on-line tool that affords employees the ability to view their stock options 24 hours a day.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. We also reserve the right to waive any of the conditions of this Offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes an Agreement. Your election to tender options for exchange pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 5 below and our acceptance of your tendered options in accordance with Section 6 below. Our acceptance of the options that you elect to tender for exchange pursuant to this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Offer to Exchange.

     Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the Expiration Date all properly elected options that have not been validly withdrawn.

5. Withdrawal Rights.

     Once you have elected to exchange any or all of your eligible Current Options, you can only withdraw your tendered options in accordance with the provisions of this Section 5.

     You can withdraw your tendered options at any time before 2:00 p.m. Pacific Daylight Time on Thursday, July 3, 2003 (the “Expiration Date”). If the Expiration Date is extended by us beyond that time, you can withdraw your elected options at any time until the extended expiration of this Offer.

     If your employment with us and our subsidiaries terminates prior to the Expiration Date, your tender will automatically be withdrawn. You may exercise the vested portion of any Current Options that you had tendered for exchange in accordance with their original terms, as if you had never tendered them for exchange. The vested portion of your Current Options will generally be exercisable for 30 days following the termination of your employment.

     To reverse your election and withdraw your tendered Current Options, you must submit an on-line withdrawal form, which you can access on the Stock Administration website at http://is-web.altera.com/stock/html/esop/exchange_program/main.htm. (If you wish to submit a hard copy withdrawal form, you must request one from the Legal Department via e-mail at alteralegal@altera.com or by calling Jeannie Futrell at (408) 544-8078.) It is your responsibility to confirm that we have received your withdrawal notice before the Expiration Date.

     Once you have withdrawn options, you can re-elect to exchange options only by again following the delivery procedure described above.

     Neither Altera nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

     The method of delivery of all documents, including your notice to withdraw and any other required documents, is at your election and risk. If delivery is by standard mail, we recommend that you use certified mail with return receipt requested. It is your responsibility to allow sufficient time to ensure timely delivery to, and receipt by, us.

6. Acceptance of Options for Exchange and Issuance of Replacement Options.

     Upon the terms and subject to the conditions of this Offer, and as promptly as practicable following the expiration of the Offering Period, we will accept for exchange and cancel options properly tendered for exchange and not validly withdrawn before the Expiration Date. Shortly after your options have been accepted for exchange, you will receive a rights letter confirming that your options have been accepted for exchange and cancelled and summarizing your rights as a participant in the exchange program, including the number of shares of our common stock your Replacement Options will entitle you to purchase.

     Replacement Options will be granted as close to six months and one day as practical from the date we cancel the options accepted for exchange. We currently expect the Grant Date to be no earlier than January 5, 2004.

     If we accept options that you tender for exchange in this Offer, you will be ineligible until after the replacement Grant Date to receive any additional stock option grants for which you may have otherwise been eligible, including focal grants. We believe that this restriction will allow us to avoid incurring a compensation expense against our earnings because of accounting rules that could apply to these interim option grants. We do not anticipate making any company-wide option grants until after the replacement Grant Date.

     If you are not an eligible employee continuously from the date you elect to exchange options through the date we grant the Replacement Options, you will not receive any Replacement Options in exchange for your options that have been accepted for exchange and you will not receive any other consideration for your surrendered options, even if the options that you elected to exchange were fully or partially vested.

     Therefore, if you leave the employ of Altera and our subsidiaries voluntarily, involuntarily, or for any other reason after the cancellation of the options you tendered for exchange and before your Replacement Options are granted, you will not have a right to any stock options that were previously cancelled and you will not have a right to the options that would have been granted on the replacement Grant Date. Also, if you change your place of residence to a country where the company does not operate a Participating Subsidiary, you may not have a right to any stock options that were previously cancelled and you may not have a right to any Replacement Options that would have been granted on the Grant Date.

     For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly tendered for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options. Such notice may be given by press release, letter or delivered via e-mail. Subject to our rights to extend, terminate and amend this Offer, we currently expect that you will receive your Replacement Options, as well as the new option agreements related thereto, within two weeks of the replacement Grant Date. You may view your Replacement Options and accept the terms and conditions of the stock option agreement related thereto on the Stock Administration webpage located at http://is-web.altera.com/corp/fin/rpts/Stock_Admin/index.html.

7. Price Range of Common Stock Underlying the Options.

     Our common stock is quoted on the Nasdaq Stock Market’s National Market under the symbol “ALTR.” The following table sets forth, for the periods indicated, the high and low closing sales prices for Altera’s common stock as reported by the Nasdaq National Market:

	High	Low

2003 Fiscal Year
Quarter Ended March 31, 2003	$15.20	$10.84
Quarter Ended June 30, 2003 (through June 4, 2003)	19.32	13.67
2002 Fiscal Year
Quarter Ended December 31, 2002	$25.48	$19.07
Quarter Ended September 30, 2002	24.46	13.60
Quarter Ended June 30, 2002	14.80	8.93
Quarter Ended March 31, 2002	14.98	8.67
2001 Fiscal Year
Quarter Ended December 31, 2001	$34.31	$21.44
Quarter Ended September 30, 2001	30.30	19.69
Quarter Ended June 30, 2001	32.88	15.77
Quarter Ended March 31, 2001	26.98	15.38

     As of June 4, 2003, the closing price of our common stock, as reported by the Nasdaq National Market, was $19.08 per share.

8. Source and Amount of Consideration; Terms of Replacement Options.

     Consideration. We will issue Replacement Options, subject to applicable laws and regulations, to purchase common stock under the 1996 Plan in exchange for the eligible Current Options properly tendered and cancelled in the Offer by us, subject to the terms set forth in this Offer to Exchange.

     The number of Replacement Options to be granted in exchange for tendered Current Options that are accepted for exchange and cancelled will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the 1996 Plan.

     Except with respect to Six Months Prior Options, the table below shows the number of shares of our common stock subject to the Current Option that you must exchange to receive a Replacement Option to purchase one share of common stock, based on the exercise price of the Current Option:

Exercise Price of Current Options	Exchange Ratios

$48.00 or Higher	2.25
$40.00 - $47.99	1.75
$30.00 - $39.99	1.50
$25.1996 - $29.99	1.25

     Six Months Prior Options will be exchanged on a one-for-one basis, regardless of the exercise price.

     We will not issue any Replacement Options exercisable for fractional shares. Instead, if the exchange ratio yields a fractional number of shares, we will round down to the nearest whole share on a grant-by-grant basis.

     The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits instead of stock options or any right of continued employment.

     Terms of Replacement Options. As a condition to the issuance of the Replacement Options we will enter into new stock option agreements with each option holder who has elected to exchange options in this Offer. The Replacement Options will be subject to the terms of the 1996 Plan. The terms of the Replacement Options are expected to be the same as the related Current Options cancelled in the exchange, except that (i) the Replacement Options will be granted on a date that is at least six months and one day after the date the tendered options are cancelled; (ii) with the exception of Replacement Options granted in France and those intended to replace Six Months Prior Options, the Replacement Options shall vest over a thirty-month period with twenty percent vesting on the six-month anniversary of the Grant Date and the remainder vesting in equal amounts on a monthly basis; (iii) the exercise price of the Replacement Options will be the closing price of our common stock on the Grant Date (or as modified in France and Italy to obtain favorable local tax treatment); (iv) with the exception of options granted in France and with respect to Six Months Prior Options, the Replacement Options will have a term of seven years; and (v) the number of shares underlying the Replacement Options will be determined as described above. Also, in certain countries other than the United States, the Replacement Options may be subject to different terms and conditions than the tendered options they replace. See “The Offer,” Sections 14-28.

     The following terms will apply to Six Months Prior Options, except to the extent necessary to comply with non-U.S. laws or to be eligible for favorable non-U.S. tax treatment: (1) the options will vest in accordance with the vesting schedule of the Current Options they are replacing; and (2) the options will have the same term as the Current Options they are replacing. For example, if you have a Six Months Prior Option with a ten-year term that you elect to exchange and, at the time the Replacement Option is granted, one year has passed since you received the original grant, the Replacement Option will have a term of nine years. If that same Six Months Prior Option would have been 25% vested as of January 10, 2004, then the Replacement Grant will be 25% vested on January 10, 2004 as well.

     The terms and conditions of your Current Options are set forth in the 1996 Plan, and the stock option agreement you entered into in connection with each grant. The description of the

Replacement Options set forth herein is only a summary of some of the material provisions but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 1996 Plan. A copy of the 1996 Plan is attached as an exhibit to the Schedule TO that we filed with the U.S. Securities and Exchange Commission on June 5, 2003 in connection with the Offer. You can obtain a copy of the 1996 Plan and the related prospectus on the Stock Administration website at http://is-web.altera.com/stock/html/esop/exchange_program/main.htm.

     Exercise. Except in France and with respect to Six Months Prior Options, you may exercise the vested portion of your Replacement Options at any time after the date that is six months after the Grant Date but prior to the date the Replacement Option expires. If, however, your employment with Altera and its subsidiaries terminates for any reason prior to the six month anniversary of the Grant Date, you will not be able to exercise any portion of your Replacement Options. Generally speaking, you will have thirty days from the date of your termination to exercise any vested portion of your Replacement Options, as set forth in the 1996 Plan and the stock option agreement related thereto. If your employment with Altera and its subsidiaries terminates due to disability, you will have at least three months from the date of your termination to exercise any vested portion of your Replacement Options, as set forth in the 1996 Plan and the stock option agreement related thereto. If your employment with Altera or its subsidiaries terminates due to death, your estate or beneficiaries will have at least six months from the date of death to exercise any vested portion of your Replacement Options, as set forth in the 1996 Plan and the stock option agreement related thereto.

     Tax Consequences of Options. You should refer to Section 13 for a discussion of U.S. Federal tax consequences of accepting or rejecting this Offer to tender certain Current Options in exchange for Replacement Options. You should refer to the relevant tax disclosure discussion under Sections 14-28 for a discussion of the tax consequences of participating in this Offer if you are subject to tax in a country outside of the U.S.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in this offer under the laws of the country or countries in which you are subject to tax.

     Registration of Option Shares. All shares of common stock issuable upon exercise of options under the 1996 Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the U.S. Securities Act of 1933 on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Altera Corporation, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

     Important Note: The statements in this Offer to Exchange concerning the 1996 Plan and the Replacement Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1996 Plan and the applicable form of stock option agreement under the plan. Please access the stock administration website to receive a copy of the 1996 Plan, prospectus or form of stock option agreement applicable to the country in which you are employed.

9. Information About Altera Corporation.

     Altera Corporation, The Programmable Solutions Company®, is a world leader in one of the fastest growing segments of the semiconductor industry: high-density programmable logic devices, or “PLDs.” Altera PLDs are standard integrated circuits that offer significant advantages over custom logic chips such as application-specific integrated circuits, or “ASICs.” Today’s high-density PLDs, used in concert with Altera’s desktop software design tools and optimized intellectual property (IP) building blocks, allow electronic systems manufacturers to execute on a single chip the same functionality that previously consumed an entire printed circuit board. This methodology, called “system on a programmable chip,” or “SOPC,” helps electronic systems manufacturers shorten time-to-market and reduce development costs.

     Altera serves over 14,000 customers in four primary market segments: communications, industrial and automotive, computer and storage, and consumer. The company sells its chips worldwide and derives more than half of its revenues from markets outside the United States. Altera common stock is traded on The Nasdaq Stock Market under the symbol “ALTR”. Altera’s website is located at www.altera.com.

     Altera Corporation was founded in 1983 and reincorporated in the state of Delaware in 1997. Our principal executive offices are located at 101 Innovation Drive, San Jose, California 95134. Our phone number is (408) 544-7000.

     The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 are incorporated herein by reference. See “Additional Information” under Section 31 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Current Options and Our Common Stock

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule B.

     As of June 4, 2003, our executive officers and directors as a group (fifteen (15) persons) beneficially owned options outstanding under the 1996 Plan to purchase a total of 10,222,950 shares of our common stock, which represents approximately 19.56% of the shares subject to all options outstanding under the 1996 Plan as of that date. The options held by our directors and our six most highly-compensated officers are not eligible to be tendered in the Offer. Our remaining officers are eligible to participate in the Offer.

     The following table sets forth the beneficial ownership of our executive officers and directors of options outstanding as of June 4, 2003 under our 1996 Plan.

Name	Number of Options to Purchase Common Stock	Percentage of Outstanding Options Granted under the 1996 Plan

John P. Daane	2,500,000	4.78%
Denis M. Berlan	2,060,000	3.94%

Erik R. Cleage	1,253,334	2.40%
John F. Fitzhenry	480,000	0.92%
Lance M. Lissner	563,866	1.08%
George A. Papa	600,000	1.15%
Jordan S. Plofsky	820,000	1.57%
Nathan M. Sarkisian	1,580,000	3.02%
Katherine E. Schuelke	365,750	0.70%
Charles M. Clough	0	0.00%
Robert J. Finocchio, Jr.	0	0.00%
Paul Newhagen	0	0.00%
Robert W. Reed	0	0.00%
Deborah D. Rieman	0	0.00%
William E. Terry	0	0.00%

Total	10,222,950	19.56%

     The following is a list of the stock and stock option transactions involving our executive officers and directors during the 60 days prior to and including June 4, 2003:

Name	Transaction

John P. Daane	Acquired 1,294 shares of common stock under the Employee Stock Purchase Plan at a purchase price of $10.5570 per share on April 30, 2003

Denis M. Berlan	Acquired 2,013 shares of common stock under the Employee Stock Purchase Plan at a purchase price of $10.5570 per share on April 30, 2003

Acquired 22,500 shares of common stock upon exercise of options at an exercise price of $1.7422 per share and sold the shares at a sales price of $19.07 per share on May 30, 2003

Acquired 7,500 shares of common stock upon exercise of options at an exercise price of $1.7422 per share and sold the shares at a sales price of $19.09 per share on May 30, 2003

Erik R. Cleage	Acquired 1,836 shares of common stock under the Employee Stock Purchase Plan at a purchase price of $10.5570 per share on April 30, 2003

Sold 43,500 shares of common stock at a sales price of $15.75 per share on May 1, 2003

John F. Fitzhenry	Acquired 986 shares of common stock under the Employee Stock Purchase Plan at a purchase price of $10.5570 per share on April 30, 2003

Lance M. Lissner	Acquired 1,184 shares of common stock under the Employee Stock Purchase Plan at a purchase price of $10.5570 per share on April 30, 2003

George A. Papa	Acquired 1,326 shares of common stock under the Employee Stock Purchase Plan at a purchase price of $10.5570 per share on April 30, 2003

Jordan S. Plofsky	Acquired 1,657 shares of common stock under the Employee Stock Purchase Plan at a purchase price of $10.5570 per share on April 30, 2003

Nathan M. Sarkisian	Acquired 1,894 shares of common stock under the Employee Stock Purchase Plan at a purchase price of $10.5570 per share on April 30, 2003

Acquired 11,000 shares of common stock upon exercise of options at an exercise price of $7.5313 per share and sold the shares at a sales price of $19.4066 per share on May 29, 2003

Acquired 14,000 shares of common stock upon exercise of options at an exercise price of $6.8125 per share and sold the shares at a sales price of $19.4066 per share on May 29, 2003

Katherine E. Schuelke	Acquired 338 shares of common stock under the Employee Stock Purchase Plan at a purchase price of $10.5570 per share on April 30, 2003

Acquired 2,000 shares of common stock upon exercise of options at an exercise price of $6.6407 per share and sold the shares at a sales price of $17.45 per share on May 22, 2003

Acquired 1,000 shares of common stock upon exercise of options at an exercise price of $4.7969 per share and sold the shares at a sales price of $17.45 per share on May 22, 2003

Acquired 5,000 shares of common stock upon exercise of options at an exercise price of $6.6407 per share and sold the shares at a sales price of $18.78 per share on May 27, 2003

Acquired 3,000 shares of common stock upon exercise of options at an exercise price of $6.6407 per share and sold the shares at a sales price of $19.17 per share on May 30, 2003

Charles M. Clough	Acquired options to purchase 10,000 shares of common stock at an exercise price of $17.24 per share, pursuant to an automatic grant under the 1998 Director Stock Option Plan on May 6, 2003

Robert J. Finocchio, Jr.	Acquired options to purchase 10,000 shares of common stock at an exercise price of $17.24 per share, pursuant to an automatic grant under the 1998 Director Stock Option Plan on May 6, 2003

Paul Newhagen	Acquired 64,000 shares of common stock upon exercise of options at an exercise price of $1.00 per share on April 25, 2003

Acquired options to purchase 10,000 shares of common stock at an exercise price of $17.24 per share, pursuant to an automatic grant under the 1998 Director Stock Option Plan on May 6, 2003

Robert W. Reed	Acquired options to purchase 10,000 shares of common stock at an exercise price of $17.24 per share, pursuant to an automatic grant under the 1998 Director Stock Option Plan on May 6, 2003

Deborah D. Rieman	Acquired options to purchase 10,000 shares of common stock at an exercise price of $17.24 per share, pursuant to an automatic grant under the 1998 Director Stock Option Plan on May 6, 2003

William E. Terry	Acquired options to purchase 10,000 shares of common stock at an exercise price of $17.24 per share, pursuant to an automatic grant under the 1998 Director Stock Option Plan on May 6, 2003

     During the 60 days prior to and including June 4, 2003, Altera Corporation repurchased a total of 1,650,000 shares of its outstanding common stock at an average purchase price of $18.29 per share pursuant to its Stock Repurchase Program.

     Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Altera Corporation, or to our knowledge, by any executive officer, director or affiliate of Altera Corporation. For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on page 6 of our definitive proxy statement for our 2003 annual meeting of stockholders.

11. Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

     Options we acquire pursuant to this Offer will be cancelled on the first day following the Expiration Date, and the shares of common stock subject to those options will be returned to the pool of shares available for the grant of new options and for issuance of shares upon the exercise of new options under the 1996 Plan. To the extent such shares are not fully reserved for issuance upon exercise of the Replacement Options to be granted in connection with this Offer, the shares will be available for future awards to directors, employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq Stock Market or any other securities quotation system or stock exchange on which our common stock is then quoted or listed.

     We believe that Altera will not incur any compensation expense solely as a result of the transactions contemplated by this Offer because:

     •     we will not grant any Replacement Options for at least six months and one day after the date that we accept and cancel options elected for exchange; and

     •     the exercise price of all Replacement Options will equal the market value of the common stock on the date we grant the Replacement Options (or as modified to obtain favorable tax treatment in certain countries outside the United States).

     If we were to grant any options to any option holder who elects to participate in the Offer before the scheduled replacement Grant Date, our grant of those additional options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to such additional options is equal to or less than the number of the option holder’s Current Options elected for exchange and to the extent the per share exercise price of such options is less than the per share exercise price of the options elected for exchange by such holder. In this event, we would be required to record as a compensation expense the amount by which the market value of the shares subject to the additional options exceeds the exercise price of those shares. Similarly, we would be required to reverse such compensation expense by the amount (if any) by which the market value of the shares subject to the additional options decreases. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the additional options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the additional options.

12. Legal Matters; Regulatory Approvals.

     We are not a party to any material legal proceedings relating to or affecting this Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our cancellation of Current Options and issuance of Replacement Options as contemplated by this Offer to Exchange. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that is required for the acquisition or ownership of our options as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to seek such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options, or not accept options, for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to issue new options for options tendered for exchange is subject to conditions, including the conditions described in Schedule A.

     If we are prohibited by applicable laws or regulations from granting Replacement Options on a specified date that is at least six months and one day from the date that we cancel the eligible options accepted for exchange, in which period we currently expect to grant the Replacement Options, we will either not grant any Replacement Options or delay the grant of Replacement Options at our discretion. If any such prohibition arises, we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any Replacement Options, or we will delay the grant, and you will not receive any other consideration for the options that you tendered for exchange.

13. Material U.S. Federal Income Tax Consequences.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

     If you exchange Current Options for Replacement Options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

     At the date of grant of the Replacement Options, you will not be required to recognize additional income for U.S. federal income tax purposes. The Replacement Options will be U.S. non-qualified stock options.

     We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in this offer.

     If you are subject to tax laws outside the United States, the information contained in this summary may not be applicable to you. You are advised to review the country specific disclosures below and to consult with an appropriate professional advisor as to how the tax or other laws of countries in which you reside and/or are subject to tax (or other laws) apply to your specific situation.

     U.S. Income Tax Consequences of Non-Qualified Stock Options. Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you.

     If you exchange shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares exchanged, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

     The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

14. A Guide to Issues in Belgium.

     The following is a summary of the tax consequences of the cancellation of Current Options in exchange for the grant of Replacement Options for individuals subject to tax in Belgium. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Offer.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Option Exchange. It is unlikely that you will be subject to tax as a result of the cancellation of a Current Option in exchange for the grant of a Replacement Option. However, there is a risk that if your Current Option was considered a “qualifying” option for Belgian tax purposes at the time that it was offered to you, the cancellation could be viewed as a “transfer” in violation of the Belgian conditions for a “qualifying” option. In this case, you would be liable for tax on the difference between the taxable amount that would have been due on the Current Option if it were “non-qualifying” and the taxable amount of a “qualifying” option.

     The tax consequences of the cancellation of a Current Option in exchange for the grant of a Replacement Option are uncertain under Belgian tax law. Thus, it is strongly recommended that you consult your tax advisor regarding your specific situation.

     Grant of Replacement Option. You will likely be subject to tax on the taxable value of the Replacement Option on the date it is offered to you, assuming that you specifically accept the option within 60 days after the offer date.

     Date of Offer. The date of the offer will be the date on which you receive written materials describing the terms and conditions of the Replacement Option. It is likely that the offer date will be considered to be the date that you receive written materials communicating that the Replacement Option grant has been made (i.e., at least six months and one day after the cancellation of your Current Option). However, the Belgian tax authorities could, potentially, take the position that the offer date is the date that you elect to participate in the Offer. In this case, the right to receive a Replacement Option would not be considered a “qualifying” option because the exercise price would not be known at the time of the offer (which is a required condition for “qualifying” options). (Please see “Amount of Taxation” discussion below for consequences of the Replacement Option not being considered a “qualifying” option.)

     Acceptance of Offer Requirement. Under current tax law, you will have 60 days after the date of the offer to accept your Replacement Option and if you do not specifically accept your Replacement Option in writing within 60 days of the offer, the option will be deemed rejected. If your Replacement Option is deemed rejected, you will not be entitled to retain any rights to your Replacement Option, and therefore, you will not be subject to tax as a result of the grant of the Replacement Option.

     Amount of Taxation. The taxable amount depends upon whether your Replacement Option is considered “qualifying” or “non-qualifying.” Your Replacement Option will likely be considered “qualifying” provided that you agree not to exercise your Replacement Option before the end of the third full calendar year following the year of the offer and provided that the date that you accept the exchange is not considered the date of the offer (as described above).

     The taxable amount for a “qualifying” option is determined as follows: 7.5% of the value of the shares on the date of offer, plus, for an option that is exercisable for more than five years from the date of offer, an additional 0.5% per year or portion of a year after five. In addition, the taxable amount is increased by the amount by which the option is “in the money” (i.e., positive difference between the fair market value of the shares and the exercise price) on the date of the offer. If you exercise your option before the lapse of the third full calendar year following the year in which the offer was made, you will be required to pay tax on the difference between the tax that would have been due if the option was “non-qualifying” (see below for calculation) and the tax that you paid at the time of the offer.

     The taxable amount for a “non-qualifying” option is determined as follows: 15% of the value of the shares on the date of offer, plus, for an option that is exercisable for more than five years from the date of offer, an additional 1% per year or portion of a year after five. In addition, the taxable amount is increased by the amount by which the option is “in the money” on the date of the offer.

     You will not likely be entitled to decrease the taxable amount of the Replacement Option by the value of the cancelled option.

     Exercise of Replacement Option. You will not be subject to tax when you exercise the Replacement Option provided the exercise does not violate the conditions of the undertaking not to exercise your option for three full calendar years after the offer (as described above).

     Sale of Shares. You will not be subject to tax when you subsequently sell the shares acquired pursuant to exercise of the Replacement Option.

     Withholding and Reporting. Your employer is not required to withhold income tax or social insurance contributions at the time of the exchange, new grant, exercise of the Replacement Option or sale of shares. However, your employer will report the taxable amount on the 281.10 salary form in the year of the offer of the Replacement Option, a copy of which will be given to you. It is your responsibility to report and pay any taxes resulting from the grant or exercise of your Replacement Option or your participation in the exchange.

     If you are a Belgian resident, you are required to report any security or bank account you maintain outside of Belgium on your annual tax return.

15. A Guide to Issues in Canada.

     The following is a summary of the tax consequences of the cancellation of Current Options in exchange for the grant of Replacement Options for individuals subject to tax in Canada. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary is based on Canadian federal tax law. Different tax consequences may be applicable under provincial tax law. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Offer.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Option Exchange. The tax treatment as a result of the exchange of a Current Option for a Replacement Option is uncertain. It is possible that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of employee stock options; or (iii) two separate transactions (i.e., a tender of outstanding options for cancellation, followed by a grant of new and unrelated options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. It is likely that the CCRA will treat the exchange as described in (iii) above and not as described in (ii) above. However, it is also possible that the CCRA will treat the exchange as described in (i) above, a continuation of the Current Option with a reduction in the exercise price. In the latter case, assuming that the amendments to the Income Tax Act released on December 20, 2002 become law in the form proposed, the exchange would be tax free and you would continue to be able to claim the one-half exemption in computing the taxable income at exercise of the Replacement Option and the C$100,000 annual tax deferral as discussed below with regard to the option. If the proposed amendments do not become law (although this appears unlikely) and the CCRA views the exchange as described in (i) above, you could lose the benefit of the one-half exemption and the C$100,000 tax deferral upon the exercise of the Replacement Option grant.

     Grant of Replacement Option. You will not be subject to tax when the Replacement Option is granted to you.

     Exercise of Replacement Option. Subject to the potential deferral provisions discussed in the paragraph below, when you exercise your Replacement Option you must include the difference between the fair market value of the shares on the date of exercise and the exercise price in your income for the year. Only one-half of this “gain” is subject to tax provided the CCRA does not treat the exchange as described in (i) above or the proposed amendment does not take effect as written. This amount (i.e., one-half of the gain) will be subject to tax at your applicable marginal tax rate.

     You may be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of: (i) when you sell the shares purchased upon exercise; (ii) when you die; or (iii) when you become a non-resident of Canada. To be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise.

     You may defer the tax on the spread at exercise on only up to C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

     Please note that if the CCRA successfully treats the transaction as a continuation of the existing option (i.e., a tax-neutral exchange described in alternative (i) in the section above) and the proposed amendment does not take effect, the one-half exemption and the deferral will not be available under current law.

     You will be subject to social insurance contributions on the taxable amount (regardless of whether the deferral applies) to the extent you have not exceeded the annual wage ceiling.

     Sale of Shares. If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value on the date of exercise), less any brokerage fees. In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

     If you own other shares of Altera that you acquired upon exercise of other options or otherwise, your adjusted cost basis may be different than described above. To preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a tax deferral election has been filed will also retain their own cost basis. You are strongly advised to consult your tax advisor in any of these situations.

     One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

     Withholding and Reporting. Your employer will report the income recognized at exercise, any amount excluded under the one-half exemption rule, and the value of any deferred stock option benefit, if applicable, to the CCRA. A copy of the T4 form containing this information will be provided to you prior to the last day of February in the year following the year in which you exercise your Replacement Option.

     Your employer is not required to withhold income tax or social insurance contributions on any portion of the taxable benefit from the exchange, grant, exercise of Replacement Option, or the sale of shares. You will be responsible for paying any and all taxes due. For each year that you defer taxation, if any, you must file a Form T1212 with the CCRA with your annual tax return.

     Securities Information. You are permitted to sell shares acquired upon exercise of the Replacement Option through the designated broker appointed by Altera provided the resale of shares takes place outside of Canada through the facilities of the stock exchange on which the shares are listed.

16. A Guide to Issues in China.

     The following is a summary of the tax consequences of the cancellation of Current Options in exchange for the grant of Replacement Options for individuals subject to tax in China. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Offer.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Option Exchange. It is unlikely that you will be subject to tax as a result of the exchange of a Current Option for a Replacement Option.

     Grant of Replacement Option. You will not be subject to tax when the Replacement Option is granted to you.

     Exercise of Replacement Option and Sale of Shares. Due to legal restrictions in China, you must use the cashless-sell all method of exercise, whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and brokers’ fees, if any, are remitted to you in cash. The difference between the fair market value of the shares on the date of exercise and the exercise price will be subject to income tax. In addition, you may also be subject to social insurance contributions on this amount.

     Withholding and Reporting. Your employer will be required to withhold and report for income tax purposes when you exercise your Replacement Option. Your employer may also be required to withhold for social insurance purposes, although this result is not certain. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

17. A Guide to Issues in Finland.

     The following is a summary of the tax consequences of the cancellation of Current Options in exchange for the grant of Replacement Options for individuals subject to tax in Finland. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Offer.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Option Exchange. You will not be subject to tax as a result of the exchange of a Current Option for a Replacement Option.

     Grant of Replacement Option. You will not be subject to tax when the Replacement Option is granted to you.

     Exercise of Replacement Option. When you exercise the Replacement Option, you will likely be subject to income tax at the normal marginal rates on the difference between the fair market value of the shares on the date of exercise and the exercise price. In addition, you will be subject to social insurance contributions on the same amount.

     Sale of Shares. If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise. When determining the applicable capital gain, you may deduct from the sale proceeds either: (1) the acquisition cost of the asset and other costs in connection with the gain; or (2) 20% of the sale proceeds (50% if the shares are held at least ten years). If the sale proceeds are less than the fair market value of the shares at exercise, you will be entitled to claim a capital loss for this difference.

     Wealth Tax. You may be subject to a wealth tax on your Replacement Option, if the amount of your wealth exceeds €185,000. The value of the Replacement Option is calculated as the value of the underlying shares on the last day of the year minus the exercise price. This amount is multiplied by 70% to determine the amount includable in your wealth calculation.

     Withholding and Reporting. Your employer is required to report and withhold income tax and social insurance contributions at exercise. You must report the exercise of the Replacement Option and the sale of shares on your tax return. You will be responsible for paying any difference between the actual tax and the amount withheld.

18. A Guide to Issues in France.

     The following is a summary of the tax consequences of the cancellation of Current Options in exchange for the grant of Replacement Options for individuals subject to tax in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Offer.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Option Exchange. You will not be subject to tax as a result of the exchange of a Current Option for a Replacement Option.

     Grant of Replacement Option. You will not be subject to tax when the Replacement Option is granted to you.

     Exercise of Replacement Option. Your Replacement Option is intended to be a French-qualified option. Provided the requirements for French-qualified options are complied with (see “Terms of Replacement Grant” section below), you will not be subject to tax on the difference (or “spread”) between the fair market value of the underlying shares at exercise and the exercise price when you exercise your Replacement Option. However, to the extent that the exercise price is less than 95% of the average trading price of the underlying shares for the 20 trading days prior to the Grant Date, this “excess discount” will be treated as an additional taxable salary at the time of exercise. This income will be taxed at the progressive rate up to 49.58%. This amount is also subject to social insurance contributions, to CSG at the rate of 7.5% and CRDS at the rate of 0.5%.

     Sale of Shares. If you sell the shares purchased upon exercise after the applicable holding period in effect under French law (currently set at four years) measured from the Grant Date and the spread is less than or equal to €152,500, you will be taxed at the rate of 40% (30%, plus 10% additional contributions) on the spread. If you sell the shares after the four-year holding period (or the minimum holding period required under French law, if different) but the spread is more than €152,500, then the portion of the spread up to €152,500 would be taxed at 40% and the portion of the spread above €152,500 would be taxed at 50% (40%, plus 10% additional contributions).

     You may receive even more favorable tax treatment if you wait an additional two years after the exercise of your option (assuming the four-year or other minimum holding period is met) to sell your shares. If you sell the shares two years after the exercise of the option when the four-year holding period is met and the spread is less than or equal to €152,500, you will be taxed at the rate of 26% (16%, plus 10% additional contributions). If you sell the shares two years after the exercise of the option when the four-year (or other minimum) holding period is met but the spread is more than €152,500, the portion of the spread up to €152,500 is taxed at the rate of 26% and the portion of the spread above €152,500 is taxed at the rate of 40%.

     In any case, the difference between the sale proceeds and the fair market value of the shares at the time of exercise (i.e., any capital gains) is taxed at the rate of 26% (i.e., 16% income tax, plus 10% additional contributions).

     The tax due on the spread and capital gains, if any, applies only when the aggregate gross proceeds from your sales of securities for the year concerned exceed a certain amount, which is set annually (€15,000 for 2003).

     If the sale proceeds are less than the fair market value of the shares on the date of exercise, you will realize a capital loss. This capital loss can be offset against the spread and the excess against capital gain of the same nature realized during the same year or during the five following years. This capital loss cannot be offset against other kind of income.

     Reporting. Your employer will send to you, no later than 15 February of the year following the year of exercise of the Replacement Option, an individual statement providing the following information:

•	its corporate purpose, the place of location of its principal establishment and, if different, the place of location of its registered office;

•	the date on which the Replacement Option was granted and the date of exercise of the Replacement Option;

•	the number of shares acquired upon exercise and the exercise price; and

•	the excess discount, if any, at the time of grant based on the restriction for French qualified options.

     At the same time, your employer must also send duplicates of the individual statements to the tax office (“Direction des Services Fiscaux”) with which it files its tax return.

     To benefit from the favorable tax regime (i.e., the favorable income tax and social insurance treatment), you must attach the above individual statement to your annual French income tax return for the year in which the option was exercised (e.g., for the exercise of an option in 2006, you would have to attach the individual statement to the income tax return for the income earned in 2006, which you file with the French tax authorities in 2007).

     Upon the sale of the shares (and provided that the four-year holding period or minimum holding period is met), you will have to report both the spread and the capital gain realized upon sale on your income tax return for the year in which the underlying shares were sold.

     Exchange Control Information. You may hold shares purchased under the Replacement Option outside of France provided you declare all foreign accounts, whether open, current or closed, in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

     Terms of Replacement Grant. Your Replacement Option grant is intended to be a French-qualified option. As such, certain requirements must be met including that the mandatory four-year holding period (or other minimum holding period required under French law) for French-qualified options must start over upon the date of the new grant. In addition, the following terms will apply to your Replacement Option grant:

•	Termination Due to Death: If you die holding outstanding options, the outstanding options will become immediately vested upon your death, and your heirs will have six months from the date of your death to exercise the outstanding options.

•	Vesting Period: Your new option will vest 40% on the first anniversary of the Grant Date and then the remainder will vest in equal amounts on a monthly basis for the following eighteen months. Please note that this is the vesting period that will apply to your Replacement Option regardless of whether your Current Option is a Six Months Prior Option or not.

•	Holding Period: You will not be permitted to sell any shares acquired through exercise of your Replacement Option until the minimum period required by Section 163 bis C of the French Tax Code (or the minimum holding period required under this law as subsequently amended) for French qualified options is satisfied. Currently, this period is four years from the grant date. A restrictive legend may be printed on any shares issued to you to ensure this holding period is complied with.

•	Grant Date: Under French law, qualified options cannot be granted during specific closed periods. Your Replacement Option Grant Date may be later than your colleagues outside of France to comply with this requirement.

•	Exercise Price: The exercise price of your Replacement Options will be determined in accordance with the following rules. The exercise price will be the greater of: (i) the fair market value of the underlying shares on the Grant Date, as determined under the 1996 Stock Option Plan; and (ii) 80% of the average quotation price of the shares during the 20 trading days preceding the Grant Date.

•	Term: The term of your Replacement Option will be nine years and six months, unless extended due to your death, as described above.

•	Terms of January 2004 Focal Grant: If you participate in the Offer, you will not be considered for a focal grant until at least 5 January 2004. Therefore, different terms will apply to your focal grant than are discussed in Section 10 of the Summary of Terms. Specifically, your focal grant would vest 40% on the first anniversary of the grant date and the remainder would vest in equal amounts on a monthly basis for the following eighteen months. In addition, to comply with French closed-period rules, if you are awarded a focal grant, the grant date may be later than your colleagues outside of France.

     Please note that these terms are necessary to qualify for favorable tax and social insurance treatment in France.

19. A Guide to Issues in Germany.

     The following is a summary of the tax consequences of the cancellation of Current Options in exchange for the grant of Replacement Options for individuals subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Offer.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Option Exchange. It is unlikely that you will be subject to tax as a result of the exchange of a Current Option for a Replacement Option.

     Grant of Replacement Option. You will not be subject to tax when the Replacement Option is granted to you.

     Exercise of Replacement Option. When you exercise your Replacement Option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You also will be subject to social insurance contributions on this amount to the extent you have not already exceeded the applicable contribution ceiling.

     Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct up to €154 per calendar year from the taxable amount because this income results from the purchase of stock in your employer’s parent company. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

     Sale of Shares. You will not be subject to tax when you subsequently sell shares provided you own the shares for at least 12 months, do not own 1% or more of Altera’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since you purchased the shares as an employee). If you are subject to tax upon sale, you will be subject to tax on one-half of the gain (calculated as the sale proceeds less the fair market value of the shares at exercise) as capital gain, less one-half of the sales related expenses. Furthermore, you will be subject to tax only if your total capital gain exceeds €512 in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €512).

     Withholding and Reporting. Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise the Replacement Option. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. In addition, it is your responsibility to report and pay any taxes due as a result of the sale of shares.

     Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the purchase or sale of Altera shares, the bank will make the report. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must report your holding annually in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Altera.

20. A Guide to Issues in Hong Kong.

     The following is a summary of the tax consequences of the cancellation of Current Options in exchange for the grant of Replacement Options for individuals subject to tax in Hong Kong. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Offer.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Option Exchange. It is unlikely that you will be subject to income tax as a result of the exchange of a Current Option for a Replacement Option.

     Grant of Replacement Option. You will not be subject to tax when the Replacement Option is granted to you.

     Exercise of Replacement Option. When you exercise the Replacement Option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Mandatory Provident Fund contributions will not be due on this amount.

     Sale of Shares. You will not be subject to tax when you subsequently sell your shares.

     Withholding and Reporting. Your employer is not required to withhold income tax when you exercise the Replacement Option or when you sell the shares acquired upon exercise of the Replacement Option. However, your employer will report your taxable benefits resulting from the exercise of your Replacement Option as part of its normal annual return. It is your responsibility to report and pay all applicable taxes.

     Securities Information. This offer to exchange options is not a public offer and is available only to Eligible Employees of Altera or its Participating Subsidiaries holding eligible Current Options.

     Terms of Replacement Grant. In the event that you die prior to six months after the Grant Date, your legal representative or designated beneficiary will be entitled to exercise the Replacement Option, to the extent vested at the time of death, provided that such representative/beneficiary executes an undertaking satisfactory to Altera not to sell the shares acquired through exercise of the Replacement Option prior to six months after the Grant Date.

21. A Guide to Issues in Italy.

     The following is a summary of the tax consequences of the cancellation of Current Options in exchange for the grant of Replacement Options for individuals subject to tax in Italy. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the option Offer.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Option Exchange. You will not be subject to tax as a result of the exchange of a Current Option for a Replacement Option.

     Grant of Replacement Option. You will not be subject to tax when the Replacement Option is granted to you.

     Exercise of Replacement Option. You will not be subject to tax when you exercise the Replacement Option because the exercise price will be the higher of: (1) the fair market value of the underlying shares at the time of the new grant as defined by the 1996 Stock Option Plan; and (2) the Italian Fair Market Value (i.e., the average of the official prices of the underlying shares over the month preceding the new grant date) at the time of the new grant.

     Sale of Shares. If you acquire shares at exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable amount will likely be the difference between the sale proceeds and the exercise price. Capital gains are currently taxed at a flat rate of 12.5%. You may also elect to be taxed under one of two alternative tax regimes. To be eligible for either of these methods, you must transfer your stock certificates to the custody of a broker authorized by the Italian Ministry of Finance.

     Administered Savings Method. Under the administered savings method, you deposit shares with an authorized broker, but you retain the right to make investment decisions. Under this method, a 12.5% flat withholding tax is levied on the capital gains for each transaction. Your broker pays the tax from the sale proceeds at the time of the sale of the shares, so that capital gain is not included on your annual tax return. The advantage of this tax regime is that it preserves the anonymity of the owner of the shares. The tax effect, however, is the same as described above in the Sale of Shares.

     Managed Savings Method. Under the managed savings method, you deposit shares with an authorized broker and leave the administration and investment decisions to the broker. In this case, the 12.5% flat withholding tax is levied not on the capital gain actually realized through the sale of the shares but on the net result of your entire investment portfolio with the broker, i.e., the difference between the value of your portfolio at the end of the year and the value of the portfolio at the beginning of the year, subject to some adjustment. Once again, the broker pays the tax at the end of the year from your account and the gain is not included on your individual tax return. The advantage of this method is that it preserves the anonymity of the owner of the shares. The disadvantage is that your taxable amount is not equal to capital gains actually realized through the sale of the shares, but rather is based on the increased value of the shares held in your portfolio.

     Withholding and Reporting. Your employer is not required to withhold income tax or social insurance contributions as a result of the exchange, grant of Replacement Option, exercise of the Replacement Option or at the time of sale of shares. It is your responsibility to report and pay all applicable taxes.

     Exchange Control Information. Exchange control reporting is required if you transfer cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. You may be exempt from this formality if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation. In addition, exchange control reporting is required if you hold foreign investments outside of Italy (including Altera shares) in excess of €12,500 or the equivalent amount in U.S. dollars. If reporting is required, it must be done on your individual tax return.

     Terms of Replacement Option. The exercise price for the Replacement Options will be determined in compliance with the rules for obtaining favorable tax treatment in Italy. Specifically, the new exercise price will be the higher of: (1) the fair market value of the underlying shares at the time of the new grant as defined by the 1996 Stock Option Plan; and (2) the Italian Fair Market Value (i.e., the average of the official prices of the underlying shares over the month preceding the new grant date) at the time of the new grant. Because the exercise price will be determined under this formula, the exercise price for Replacement Options may be higher for employees in Italy than for other employees.

     Submission of Election Forms. Local law does not make it feasible to accept election forms electronically in Italy. Thus, your HR representative will distribute hard copy election and withdrawal forms to you. Please note that it is your responsibility to get your completed forms to Altera San Jose, Attention Legal Department (101 Innovation Drive, San Jose, California, USA 95134) by 2:00 p.m. Pacific Daylight Time on Thursday, July 3, 2003. The method of delivery of these documents is at your election and risk. If delivery is by standard mail, we recommend that you use certified mail with return receipt requested. It is your responsibility to allow sufficient time to ensure timely delivery to us. Late forms will not be accepted—no exceptions.

22. A Guide to Issues in Japan.

     The following is a summary of the tax consequences of the cancellation of Current Options in exchange for the grant of Replacement Options for individuals subject to tax in Japan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Offer.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Option Exchange. You may be subject to income tax as a result of the exchange of a Current Option for a Replacement Option, although this result is not certain.

     Grant of Replacement Option. You will not be subject to tax when the Replacement Option is granted to you.

     Exercise of Replacement Option. When you exercise the Replacement Option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. This gain likely will be treated as “remuneration income” (although the proper classification is currently being litigated in Japanese courts) and will be taxed at your marginal tax rate. Social insurance contributions will not be due on the gain at exercise.

     Sale of Shares. If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. You will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. You may be eligible for a reduced tax rate, depending on the circumstances of the sale (e.g., whether you sell shares though a broker licensed in Japan). Please consult with your tax advisor regarding whether you will be eligible for a reduced tax rate.

     Withholding and Reporting. Your employer will likely not be required to withhold income tax when you exercise your Replacement Option. It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the exchange, the grant and exercise of the Replacement Option, and the sale of shares.

     Exchange Control Information. If you intend to acquire shares valued at more than ¥100,000,000 in a single transaction, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares. Please note that the reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

23. A Guide to Issues in Korea.

     The following is a summary of the tax consequences of the cancellation of Current Options in exchange for the grant of Replacement Options for individuals subject to tax in Korea. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Offer.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Option Exchange. You will not be subject to tax as a result of the exchange of a Current Option for a Replacement Option.

     Grant of Replacement Option. You will not be subject to tax when the Replacement Option is granted to you.

     Exercise of Replacement Option. When you exercise the Replacement Option, any gain realized on the difference between the fair market value of the shares at exercise and the exercise price will be subject to income tax (at the rate applicable to salary income) and social insurance contributions.

     Sale of Shares. If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable gain will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise, unless the taxable gain in that year is less than the exempt amount, which is currently KRW2,500,000 per asset type. Any gain you realize per asset type that exceeds KRW2,500,000 will be subject to capital gains tax.

     The securities transaction tax will not apply to the disposition of shares acquired pursuant to exercise of your options.

     Withholding and Reporting. Your employer may be required to withhold income tax and social insurance contributions when you exercise the Replacement Option. If there is a difference between the actual liability upon exercise and the amount withheld (if any), you are responsible for paying the difference. In addition, it is your responsibility to file a personal tax return and to report and pay any income tax due upon the sale of the shares.

     Exchange Control Information. When you exercise your Replacement Option, your remittance of funds must be “confirmed” by a foreign exchange bank in Korea. This procedure does not require approval of the remittance from the bank. You must submit the following documents to the bank with a confirmation application available from the bank: (i) the notice of grant; (ii) the plan document; (iii) the stock option award letter or agreement indicating the type of shares to be acquired and the amount of shares; and (iv) a certificate of employment from your local employer.

     Exchange control laws also require Korean residents who realize US$100,000 or more from the sale of shares to repatriate the proceeds back to Korea within six months of the sale.

24. A Guide to Issues in Malaysia.

     The following is a summary of the tax consequences of the cancellation of Current Options in exchange for the grant of Replacement Options for individuals subject to tax in Malaysia. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Offer.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Option Exchange. It is unlikely that you will be subject to tax as a result of the exchange of a Current Option for a Replacement Option.

     Grant of Replacement Option. You will be subject to income tax as a result of the Replacement Option grant if the fair market value of the underlying shares on the date of the grant (as defined under Malaysian tax law) is greater than the exercise price. Under Malaysian tax law, the fair market value of the underlying shares will be calculated as the average of the high and low trading prices of the shares on the Grant Date. If income tax is due with respect to the grant, it must be paid at the time of exercise. Employee Provident Fund contributions will not be due on this amount.

     Exercise of Replacement Option. You will not be subject to tax on the gain at exercise. However, if at the time of grant, the fair market value of the shares, as determined under Malaysian tax law, exceeded the exercise price, you will be liable for income tax on this difference and such tax is due at the time of exercise.

     Sale of Shares. If you acquire shares upon exercise, you will not be subject to tax when you sell the shares provided that you are not in the business of buying and selling securities.

     Withholding and Reporting. Your employer will withhold income tax at the time of exercise, if any taxable income arises. You will be responsible for reporting and paying any additional tax liability.

     Stamp Duty. Your Replacement Option and/or option agreement may be subject to a nominal stamp duty. Such documents must be stamped within 30 days of being executed or brought into Malaysia. In addition, when you purchase or sell shares acquired under the 1996 Stock Option Plan, you may owe a stamp duty based on the higher of: (i) the purchase price of the shares; or (ii) the market value of the shares on the date of the execution of the sales agreement. If there is not an instrument of sale because the shares are newly issued, then the stamp duty will not apply. If there is an instrument of sale and the sale occurs in Malaysia, then you must take it to the stamp office within 30 days of receipt.

     Exchange Control Information. You must comply with the following exchange control reporting obligations if you are a Malaysian resident for exchange control purposes: (i) you must notify Bank Negara of the remittance of funds to exercise your option at least seven working days before the remittance if the amount of your remittance, on a cumulative basis, exceeds RM10,000 (you can estimate the amount that you intend to remit); (ii) if you remit more than RM50,000 (or its equivalent in foreign currency) to exercise your option, you will be required to file a Form P with the Foreign Exchange Department of Bank Negara; (iii) you must repatriate all proceeds from the sale of shares and all dividend payments to Malaysian as soon as the proceeds/dividends are received; and (iv) you must file a Form R with Bank Negara if the amount of funds repatriated exceeds RM50,000 (or its equivalent in foreign currency). Please note that these requirements may apply to both cash and cashless exercises.

     Additional Reporting Requirements. If you are a director of a Malaysian affiliate of Altera, you are subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian affiliate in writing when you receive an interest (e.g., stock options, shares, etc.) in Altera or any related companies. In addition, you must notify the Malaysian affiliate when you sell shares of Altera or any related company (including when you sell shares acquired through exercise of your option). Additionally, you must also notify the Malaysian affiliate of Altera if there are any subsequent changes in your interest in Altera or any related companies, including if you elect to participate in the option exchange. These notifications must be made within 14 days of acquiring or disposing of any interest in Altera or any related company.

25. A Guide to Issues in the Philippines.

     The following is a summary of the tax consequences of the cancellation of Current Options in exchange for the grant of Replacement Options for individuals subject to tax in the Philippines. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Offer.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Option Exchange. You will not be subject to tax as a result of the exchange of a Current Option for a Replacement Option.

     Grant of Replacement Option. You will not be subject to tax when the Replacement Option is granted to you.

     Exercise of Replacement Option. When you exercise the Replacement Option, the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price will likely be subject to tax. This amount will likely be characterized as “other income” and taxed accordingly. Social insurance contributions will not be due on this amount.

     Sale of Shares. If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise. If you hold the shares for more than 12 months, you will be subject to tax only on 50% of the gain.

     Withholding and Reporting. Your employer is not required to withhold or report for income tax or social insurance contributions resulting from the exchange, the grant or exercise of the Replacement Option and the sale of shares. It is your responsibility to report and pay all applicable taxes.

26. A Guide to Issues in Singapore.

     The following is a summary of the tax consequences of the cancellation of Current Options in exchange for the grant of Replacement Options for individuals subject to tax in Singapore. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Offer.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Option Exchange. You may be subject to tax as a result of the exchange of a Current Option for the right to a Replacement Option as the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release” of an existing right. In practice, the IRAS is likely to disregard the “release” of the option and simply tax the Replacement Option when you exercise it. However, this result is not certain.

     Grant of Replacement Option. You will not be subject to tax when the Replacement Option is granted to you.

     Exercise of New Option. Assuming you are not taxed when the Current Option is cancelled, when you exercise the Replacement Option, you will likely be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price unless you are eligible for an exemption or deferral as discussed below. You will not likely be subject to Central Provident Fund contributions on the spread.

     Company Employee Equity-Based Remuneration Scheme (“CEEBR Scheme"—formerly called the “Company Stock Option Scheme”). You may be able to claim a tax exemption on the first S$2,000 of the spread per year and 25% of the remaining spread per year subject to a total exemption of S$1 million over a 10-year period beginning in the year you exercise your options. To take advantage of this tax exemption, the vesting provisions of your Replacement Option must be as follows:

     (a)  where the exercise price is equal to at least the fair market value of the underlying shares on the date of grant, the option may not be exercised within one year of the grant of the option; and

     (b)  where the exercise price is less than the fair market value of the underlying shares on the date of grant (i.e., discounted option), the option may not be exercised within two years of the grant of the option.

     In addition, the CEEBR Scheme must be offered to at least 50% of the Singapore company’s employees.

     You should consult your tax advisor to determine if you qualify for this exemption in whole or in part (i.e., the portion, if any, of the Replacement Option vesting one year or more after the Grant Date).

     Qualified Employee Equity-Based Remuneration (“QEEBR Scheme"—formerly called the “Qualified Employee Stock Option Plan Scheme”). You may also be able, in certain circumstances, to defer the tax due at exercise under the QEEBR Scheme on the portion of the spread, if any, that was not exempt from tax under the CEEBR Scheme. To take advantage of the QEEBR, the vesting provision of your Replacement Option grant must meet the requirements stated above for the CEEBR Scheme. You should consult with a tax advisor to determine if you qualify for this deferral. If you think that you qualify, you should apply to the IRAS for the deferral. If you qualify for deferral under the QEEBR Scheme, you will accrue interest on the deferred tax as explained below.

     To qualify for tax deferral under the QEEBR Scheme, you must satisfy the following conditions:

     (a)  you are employed in Singapore at the time the option is exercised;

     (b)  the option was granted to you by the company for whom you are working at the time of exercise of the option or an associated company of that company;

     (c)  the tax payable on the QEEBR gains is not borne by your employer; and

     (d)  the minimum vesting periods that are applicable to CEEBR Schemes (discussed above) must be met.

     You will not qualify for the QEEBR Scheme if:

     (a)  you are an undischarged bankrupt;

     (b)  IRAS records show that you are a delinquent taxpayer; or

     (c)  the tax deferred under the QEEBR Scheme is less than S$200.

     You should consult your tax advisor to determine if you qualify for the QEEBR Scheme in whole or in part (i.e., the portion, if any, of the Replacement Option vesting one year or more after the Grant Date).

     If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time of filing your income tax return for the Year of Assessment (“YOA”) (i.e., the year in which option is exercised and the spread would be subject to tax unless deferred). You must submit to the IRAS the Application Form for Deferment of Tax on Gains from the QEEBR, together with your employer’s certification on the Application Form that the QEEBR is properly qualified and your tax returns.

     The maximum deferral period is five years starting from 1 January after the YOA. Subject to the maximum of five years, an employee can choose to defer the payment of the tax on the QEEBR gains for any period of time.

     The interest charge on the deferred tax will commence one month after the date of assessment (i.e., the date you exercise the option). The interest rate chargeable will be pegged to the average prime rate of the Big Three Banks offered on 15 April of each year and interest will be computed annually based on said rate using the simple interest method. The tax deferred and the corresponding amount of interest would be due on the expiration of the deferral period. You may settle the deferred tax earlier in one lump sum.

     Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately:

     (a)  in the case of a foreign employee (including a Singapore PR), when you

(i)	terminate your employment in Singapore and leave Singapore;

(ii)	are posted overseas; or

(iii)	leave Singapore for any period exceeding three months;

     (b)  when you become bankrupt; and

     (c)  when you die (the deferred tax would be recovered from your estate).

     Sale of Shares. If you acquire shares at exercise, you will not be subject to tax when you subsequently sell the shares provided you are not in the business of buying and selling securities.

     Withholding and Reporting. Your employer is not required to withhold income tax or Central Provident Fund contributions with respect to the exchange, grant of the Replacement Option, exercise of the Replacement Option, or upon the sale of shares. However, if you are not a Singaporean citizen or permanent resident of Singapore and you are about to cease employment or leave Singapore, special withholding rules will apply to you and you should consult with your tax advisor.

     Even though your employer is not generally required to withhold taxes, your employer will prepare a Form IR8A each year stating the salary or benefits paid to you during the year. This will include the value of the shares which you acquire pursuant to exercise. Your employer will provide this Form IR8A to you. It is then your responsibility to report and pay all applicable taxes due.

     Additional Reporting Requirements. If you are a director, associate director or shadow director of a Singapore affiliate of Altera, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Altera or any related companies. Please contact Altera to obtain a copy of the notification form. You must also notify the Singapore affiliate when you sell shares of Altera or any related company (including when you sell shares acquired under the Option Exchange Program) or if you participate in the Option Exchange Program. These notifications must be made within two days of acquiring or disposing of any interest in Altera or any related company. In addition, a notification must be made of your interests in Altera or any related company within two days of becoming a director.

27. A Guide to Issues in Taiwan.

     The following is a summary of the tax consequences of the cancellation of Current Options in exchange for the grant of Replacement Options for individuals subject to tax in Taiwan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Offer.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Option Exchange. You will not be subject to tax as a result of the exchange of an eligible Current Option for a Replacement Option.

     Grant of Replacement Option. You will not be subject to tax when the Replacement Option is granted to you.

     Exercise of Replacement Option. You will not be subject to tax when you exercise your Replacement Option.

     Sale of Shares. If you acquire shares upon exercise, you will not be subject to tax when you subsequently sell the shares.

     Withholding and Reporting. Your employer is not required to withhold or report income tax as a result of the exchange, new grant, exercise of Replacement Option, or sale of shares. It is your responsibility to report and pay applicable taxes, if any.

28. A Guide to Issues in the United Kingdom.

     The following is a summary of the tax consequences of the cancellation of Current Options in exchange for the grant of Replacement Options for individuals subject to tax in the United Kingdom. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Offer.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

     Nature of Replacement Option. Regardless of whether your Current Options are UK approved or non-UK approved, your Replacement Options will be UK approved to the extent permissible under UK tax law (i.e., each employee can have a maximum of £30,000 worth of UK approved options outstanding at any time). If you are granted a UK approved option, your Replacement Option will be governed by the terms and conditions stated in the Rules of the UK Sub-Plan of the Altera Corporation 1996 Stock Option Plan (the “UK Sub-Plan”).

     To the extent that Altera cannot grant you a UK approved option, your Replacement Option will be non-UK approved and you must execute a Joint Election Form (if you have not done so already) whereby you agree to be responsible for your employer’s portion of National Insurance Contributions (“NICs”) on the spread (i.e., the difference between the fair market value of the shares at exercise and the exercise price) at exercise. If you do not execute a Joint Election Form with respect to the non-UK approved options prior to exercise, Altera will refuse to allow you to exercise your Replacement Options.

     Please note that your Current Options could be UK approved or non-UK approved. If your Current Options are UK approved and the exercise occurs at a time when the UK Sub-Plan remains approved and the exercise occurs at least three years after grant or, if earlier, within six months (or shorter period as may be required under the terms of the UK Sub-Plan or stock option agreement) of cessation of employment due to injury, disability, redundancy or retirement, you will not owe NICs on the spread at exercise. In addition, if your Current Options are non-UK approved and they were granted prior to 19 May 2000, then you may not owe NICs on the spread at exercise. However, if you exchange Current Options that are not subject to NICs on the spread at exercise and your Replacement Options are non-UK approved options (because Altera cannot grant you UK approved options), then you may owe NICs on your Replacement Options (which you may have been able to avoid if you retained your Current Options).

     Grant of Replacement Option. Regardless of whether your Replacement Option is UK approved or non-UK approved, you will not be subject to tax when the Replacement Option is granted to you.

     Exercise of Replacement Option. The tax consequences of exercising your Replacement Option will depend upon whether your Replacement Option is UK approved or non-UK approved.

     UK Approved. If you are granted a UK approved option, you will not be subject to income tax or NICs at exercise provided you exercise your option at a time when the UK Sub-Plan remains approved , unless you exercise the option within three years of grant and not within six months (or shorter period as may be required under the terms of the UK Sub-Plan or stock option agreement) of cessation of employment due to injury, disability, redundancy or retirement. If the UK Sub-Plan is no longer approved at the time you exercise your option, you will owe income tax, but not NICs unless the exercise occurs within three years of grant.

     If you are subject to NICs at exercise, you may be responsible for both the employee and the employer portions (depending on whether Inland Revenue allows the responsibility for the employer’s portion of NICs to be passed through to you). As a condition to the exercise of your UK approved option, your employer may require you to exercise a Joint Election Form whereby you will be responsible for the employer’s portion of NICs.

     If you are subject to income tax at exercise, your employer may be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on the spread at exercise and for paying the income tax withheld to the UK Inland Revenue on your behalf. (Please see the “Withholding and Reporting” section below for further details.) If this is the case, your employer will inform you as to how it intends to recoup the income tax that it pays on your behalf. If your employer is required to withhold income tax or NICs from you at the time of exercise, you must pay your employer these amounts within 90 days after the exercise to avoid deemed income to you. Specifically, if you fail to pay your employer the income tax and possibly the NICs due on the spread within 90 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax (and possibly NICs) due on the spread. This benefit will give rise to a further income tax charge.

     Non-UK Approved. If you are granted a non-UK approved option, you will be subject to tax when you exercise your Replacement Option. Income tax will be charged on the difference (or “spread”) between the fair market value of the stock on the date of exercise and the exercise price. Your employer will be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on the spread realized on exercise of your option and for paying the income tax withheld to the UK Inland Revenue on your behalf. Your employer will inform you as to how it intends to recoup the income tax that it pays on your behalf. If you fail to pay your employer the income tax due on the spread within 30 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This benefit will give rise to a further income tax charge.

     You will be liable to pay employees’ portion of NICs in relation to the spread on exercise of your Replacement Option if your earnings do not already exceed the maximum limit for employees’ NICs purposes. With effect from 6 April 2003, employees’ NICs are payable at the rate of 11% up to the upper earnings limit set for employees’ NICs purposes, and in addition, 1% NICs will apply on earnings in excess of the upper earnings limit without limit. Your employer will be responsible for withholding employees’ NICs and for paying the amount withheld to the UK Inland Revenue on your behalf.

     In addition, you must execute a Joint Election Form whereby you are responsible for the employer’s portion of NICs at exercise. With effect from 6 April 2003, the employer’s portion of NICs is scheduled to be charged at a rate of 12.8% on the spread realized at exercise of your option. This amount is deductible against your income tax liability due with respect to the exercise of your option.

     If you were granted Current Options prior to 19 May 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of your Replacement Option. You should consult your tax advisor regarding whether favorable NICs treatment will apply to your Replacement Option.

     Sale of Shares. When you sell your shares, you will be subject to capital gains tax. Your taxable gain will be calculated as the difference between: (i) the sale proceeds; and (ii) the exercise price paid for the shares plus the amount (if any) that was subject to tax at the time of exercise, less any applicable costs of acquisition or disposal.

     Please note that an annual exemption is available to set against total gains of £7,700 for the tax year 6 April 2002 to 5 April 2003 and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependant upon the number of years that the shares are held and whether the shares qualify as business assets (which in turn depends on whether you continue to be employed by an Altera group company).

     Withholding and Reporting. Your employer is required to withhold and report income tax and NICs on the spread at exercise of non-UK approved options and in respect of UK approved options exercised within three years of grant other than within six months (or shorter period as may be required under the terms of the UK Sub-Plan or stock option agreement) of cessation of employment due to injury, disability, redundancy or retirement. If you exercise a UK approved option at least three years after the grant date at a time when the UK Sub-Plan is no longer approved, then you will be responsible for paying the income tax due directly to Inland Revenue. Your employer is required to report the details of the exchange of options and any future option exercise on its annual UK Inland Revenue tax return. If the amount withheld by your employer is not sufficient to cover your actual liability, you will be responsible for paying the difference to your employer. In addition, you are required to report the exercise of non-UK approved options (and unapproved exercises of UK approved options) on your UK tax return.

Regardless of whether your Replacement Option is UK approved or non-UK approved, you are responsible for paying capital gains tax upon the sale of shares.

     Other Notice. UK tax law provides special rules for UK approved options exercised within six months of the cessation of employment due to injury, disability, redundancy or retirement. The references above to the six-month provision do not alter the terms of the UK Sub-Plan and stock option agreement which will set forth the post-termination exercise periods in the event of termination of employment due to injury, disability, redundancy or retirement. Depending on the type of termination, you may have less than 6 months in which to exercise your Replacement Option after termination of employment.

29. Extension of Offer; Termination; Amendment.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

     We also expressly reserve the right, in our judgment, prior to the Expiration Date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof. In the event such termination or withdrawal of the Offer occurs prior to the Expiration Date, we will release the options tendered for exchange promptly after termination or withdrawal of the Offer and the options you previously tendered for exchange will continue to be subject to their original terms.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

     Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m. Eastern Daylight Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change.

     If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer. Except for a change in the consideration offered for the options or a change in the number of options eligible for exchange in this Offer, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

     (a)  we increase or decrease the amount of consideration offered for the options;

     (b)  we decrease the number of options eligible to be elected for exchange in this Offer; or

     (c)  we increase the number of options eligible to be elected for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase.

     If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 29 of this Offer to Exchange, we will extend the Offer so that the Offer is open at least 10 business days following the publication, sending or giving of notice.

30. Fees and Expenses.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer to Exchange.

31. Additional Information.

     We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this Offer to Exchange and the on-line election form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

     (a)  Altera Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 11, 2003 (Commission File No. 0-16617).

     (b)  Altera Corporation’s definitive Proxy Statement for our 2003 Annual Meeting of Stockholders, filed with the SEC on March 25, 2003.

     (c)  Altera Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 15, 2003 (Commission File No. 0-16617).

     (d)  The description of Altera Corporation’s common stock, par value $.001 per share, as set forth in the Registration Statement on Form 8-A filed with the SEC on March 18, 1988, including any amendments or reports filed with the SEC for the purpose of updating such descriptions.

     We hereby incorporate by reference additional documents that we may file with the SEC between the date of this Offer and the Expiration Date of the Offer. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference rooms at 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.

     Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol “ALTR” and our SEC filings can be read at the following Nasdaq address:

     Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006

     We will also provide, without charge, to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: Altera Corporation, Attention: Corporate Secretary, 101 Innovation Drive, San Jose, California 95134, or by telephoning us at (408) 544-7000 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Daylight Time. The materials are also available on our website at www.altera.com.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Altera Corporation should be read together with the information contained in the documents to which we have referred you.

32. Certain Risks of Participating in the Offer.

     Participation in the Offer involves a number of potential risks, including those described below. This section briefly highlights some of the risks and is necessarily incomplete. Eligible Employees should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read this Offer to Exchange carefully before deciding to participate in the Offer. The list of risks does not include certain risks that may apply to Eligible Employees who live and work outside of the United States. We urge those employees to read the sections in this Offer to Exchange discussing tax consequences in various countries, as well as the other documents listed above, and to consult with an investment and tax advisor as necessary before deciding to participate in this Offer.

     If Our Stock Price Increases After the Date Your Tendered Current Options Are Cancelled, Your Cancelled Current Options Might Have Been Worth More than the Replacement Options That You Will Receive in Exchange for Them.

     For example, if you cancel a Current Option with a $27.00 grant price, and Altera’s common stock appreciates to $30.00 per share when the Replacement Options are granted, your Replacement Option will have a higher grant price than your Current Option and represent the right to purchase fewer shares of common stock than your Current Option.

     If Altera is Acquired by or Merges with Another Company, Your Cancelled Current Options Might Have Been Worth More than the Replacement Options That You Will Receive in Exchange for Them.

     These types of transactions could have substantial effects on the price of our common stock, including potentially substantial appreciation in the price of our stock. Depending on the structure of this type of transaction, tendering Eligible Employees might be deprived of any further price appreciation in the stock associated with the Replacement Options. In addition, in the event of an acquisition of our company for stock, tendering Eligible Employees might receive Replacement Options to purchase shares of a successor to our company, where the grant price of the Replacement Options would be equal to the fair market value of such acquirer’s stock on the Grant Date. Eligible Employees who do not tender Current Options in the Offer will have their outstanding Current Options treated in accordance with the terms of the 1996 Plan and if their Current Options are assumed by the successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those Eligible Employees who opted not to participate in this Offer and who instead retained their Current Options.

     If Your Employment Terminates Prior to the Grant of the Replacement Options, You Will Receive Neither the Replacement Options nor the Return of Your Cancelled Current Options.

     Once your Current Options are cancelled, you will no longer have any rights with respect to those options. Accordingly, if your employment terminates for any reason prior to the grant of the Replacement Options, you will not have the benefit of either the cancelled Current Options or the Replacement Options.

     If Your Employment Terminates as Part of a Reduction-In-Force Prior to the Grant of the Replacement Options, You Will Receive Neither the Replacement Options nor the Return of Your Cancelled Current Options.

     If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, our business, operating results, and financial condition may be materially adversely impacted and we may undertake various measures to reduce our expenses including, but not limited to, reductions-in-force of certain of our employees or those of our Participating Subsidiaries. If another company acquires Altera, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of Replacement Options under the Stock Option Exchange Program. Termination for this, or any other, reason before the Replacement Options are granted means that you will not receive the Replacement Options, nor will you receive any other consideration for your Current Options that were cancelled.

     If Your Employment Terminates as a Result of an Acquisition or Merger of Altera Prior to the Grant of the Replacement Options, You Will Receive Neither the Replacement Options nor the Return of Your Cancelled Current Options.

     Tax-Related Risks for Non-U. S. Residents. If you are an Eligible Employee subject to tax outside of the U.S. and you take advantage of this Offer, you may be liable for tax and social insurance contributions on the fair market value of the Replacement Options. Additionally, you may lose the ability to claim preferential tax treatment in connection with your Replacement Options. In addition, you may have exchange control reporting obligations associated with the transfer of funds in connection with the Replacement Options or the ownership of foreign shares of stock. The summaries of the tax implications of the option exchange set forth in this Offer to Exchange are general in nature and necessarily incomplete and may not apply to your specific circumstances. In addition, tax consequences change frequently and occasionally on a retroactive basis. We therefore strongly recommend you consult with a tax advisor in your own country as to the tax consequences of participating in the Offer. If you are eligible for the Offer because you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. You should consult your own tax advisor to discuss these consequences.

     Business-Related Risks. The risk factors relating to Altera’s business and prospects included on pages 21 to 26 of our Annual Report on Form 10-K for the year ended December 31, 2002 are incorporated herein by reference. See “Additional Information” under Section 31 for instructions on how you can obtain copies of our SEC reports.

33. Miscellaneous.

     This Offer to Exchange and our SEC reports referred to above contain forward-looking statements, which are generally written in the future tense and/or are preceded by words such as “will,” “may,” “should,” “could,” “expect,” “suggest,” “believe,” “anticipate,” “intend,” “plan,” or other similar words. Forward-looking statements include statements regarding (1) our gross margins and factors that affect gross margins, such as the costs of raw materials, our ability to absorb manufacturing costs, trends in selling prices, and the sale of previously reserved inventory; (2) our research and development efforts; (3) the commercial success of our new products; (4) trends in future sales; (5) the availability of cash to finance operations; (6) our ability to hold our fixed income investments until maturity; and (7) future economic conditions.

     Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The forward-looking statements contained in this Offer to Exchange and our SEC reports referred to above are based on information available to us as of the date of such documents and expectations and assumptions that we deem reasonable at the time the statements were made. We do not undertake any obligation to update any forward-looking statements in this Offer to Exchange or in any of our other communications, except as required by law. All such forward-looking statements should be read as of the time the statements were made and with the recognition that these forward-looking statements may not be complete or accurate at a later date.

     The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

     Many factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements contained in this Offer to Exchange.

     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to this Offer. You should rely only on the information contained in this document, in the related election form, or other information to which we have referred you and the information provided by representatives of the Legal Department. If any person makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Altera Corporation
June 5, 2003

SCHEDULE A
CONDITIONS OF THIS OFFER

     Notwithstanding any other provision of this Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case subject to certain limitations, if at any time on or after June 5, 2003 and prior to the Expiration Date, any of the following events has occurred or has been determined by us to have occurred, regardless of the circumstances giving rise thereto:

     (a)  there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of new options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Altera or our subsidiaries or affiliates, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or affiliates or materially impair the contemplated benefits of the Offer to us;

     (b)  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

          (i) make the acceptance for exchange of, or issuance of new options for, some or all of the options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

          (ii) delay or restrict our ability, or render us unable, to accept for exchange or issue new options for some or all of the options tendered for exchange; or

          (iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Altera or our subsidiaries or affiliates, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or affiliates or materially impair the contemplated benefits of the Offer to us;

     (c)  there shall have occurred:

          (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          (ii) the declaration of a banking moratorium or any suspension payments in respect of banks in the United States, whether or not mandatory;

          (iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

          (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

          (v) any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Altera Corporation or on the trading in our common stock;

          (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of our subsidiaries or affiliates or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

          (vii) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

          (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on June 5, 2003;

     (d)  there shall have occurred:

          (i) any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this Offer; or

          (ii) any other change in generally accepted accounting standards that would materially impair the contemplated benefits of this Offer to us.

     (e)  a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

          (i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or after June 5, 2003;

          (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or after June 5, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

     (f)  any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Altera that, in our reasonable judgment, is or may be material to Altera.

     The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
ALTERA CORPORATION

     The directors and executive officers of Altera Corporation and their positions and offices as of June 5, 2003 are set forth in the following table:

NAME	POSITION WITH THE COMPANY

John P. Daane	President, CEO, and Chairman of the Board
Denis M. Berlan	Executive Vice President and Chief Operating Officer
Erik R. Cleage	Senior Vice President, Marketing
John F. Fitzhenry	Vice President, Human Resources
Lance M. Lissner	Senior Vice President, Business Development
George A. Papa	Senior Vice President, Worldwide Sales
Jordan S. Plofsky	Senior Vice President, Applications Business Groups
Nathan M. Sarkisian	Senior Vice President and Chief Financial Officer
Katherine E. Schuelke	Vice President, General Counsel and Secretary
Charles M. Clough	Director
Robert J. Finocchio, Jr.	Director
Paul Newhagen	Director
Robert W. Reed	Vice Chairman of the Board and Lead Independent Director
Deborah D. Rieman	Director
William E. Terry	Director

     The address of each director and executive officer is: c/o Altera Corporation, 101 Innovation Drive, San Jose, California 95134.